
                                                                     EXHIBIT 2.1


                          SECOND AMENDED AND RESTATED

               AGREEMENT AND PLAN OF ACQUISITION AND AMALGAMATION

                                  BY AND AMONG

                                AUTODESK, INC.,

                           AUTODESK DEVELOPMENT B.V.,

                             9066-9771 QUEBEC INC.,

                             AUTODESK CANADA INC.,

                             9066-9854 QUEBEC INC.

                                      AND

                              DISCREET LOGIC INC.

                         DATED AS OF NOVEMBER 18, 1998


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                               TABLE OF CONTENTS

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ARTICLE I The Transactions.................................................  A-2
   1.1 The Transactions....................................................  A-2
   1.2 Effective Time......................................................  A-2
   1.3 Share Conversions, Etc..............................................  A-2
   1.4 Accounting Consequences.............................................  A-2
   1.5 Material Adverse Effect.............................................  A-2
   1.6 Adjustments to Exchange Ratio.......................................  A-3
   1.7 Cancellation........................................................  A-3
   1.8 Share Certificates of Amalgamation Sub and Giants Quebec............  A-3
   1.9 Execution of Amalgamation Agreement.................................  A-3
  1.10 Tax Treatment.......................................................  A-3
  1.11 Existing Agreement Terminated.......................................  A-3
ARTICLE II Representations And Warranties Of The Company...................  A-3
   2.1 Organization and Qualification; Subsidiaries........................  A-4
   2.2 Articles of Incorporation and By-Laws...............................  A-4
   2.3 Capitalization......................................................  A-4
   2.4 Authority...........................................................  A-5
   2.5 No Conflict; Required Filings and Consents..........................  A-5
   2.6 Compliance; Permits.................................................  A-6
   2.7 SEC Filings; Financial Statements...................................  A-6
   2.8 Absence of Certain Changes or Events................................  A-7
   2.9 Absence of Litigation...............................................  A-7
  2.10 Employee Benefit Plans; Employment Agreements.......................  A-7
  2.11 Labor Matters.......................................................  A-9
  2.12 Registration Statement; Joint Proxy Statement.......................  A-9
  2.13 Restrictions on Business Activities................................. A-10
  2.14 Title to Property................................................... A-10
  2.15 Taxes............................................................... A-10
  2.16 Environmental Matters............................................... A-12
  2.17 Brokers............................................................. A-12
  2.18 Intellectual Property............................................... A-12
  2.19 Interested Party Transactions....................................... A-13
  2.20 Insurance........................................................... A-13
  2.21 Vote Required....................................................... A-14
  2.22 Pooling Matters..................................................... A-14
  2.23 Opinion of Financial Advisor........................................ A-14
ARTICLE III Representations And Warranties Of The Parent Group............. A-14
   3.1 Organization and Qualification...................................... A-14
   3.2 Authority .......................................................... A-14
   3.3 No Conflict; Required Filings and Consents.......................... A-15
   3.4 Certificate of Incorporation and By-Laws............................ A-15
   3.5 Capitalization...................................................... A-15
   3.6 Compliance; Permits................................................. A-16
   3.7 SEC Filings; Financial Statements................................... A-16
   3.8 Absence of Certain Changes or Events................................ A-16
   3.9 Board Approval...................................................... A-17
  3.10 Registration Statement; Joint Proxy Statement/Prospectus............ A-17
  3.11 Brokers............................................................. A-17
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                                       i
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  3.12 Opinion of Financial Advisor........................................ A-17
  3.13 Pooling Matters..................................................... A-18
  3.14 Absence of Litigation............................................... A-18
  3.15 Restrictions on Business Activities................................. A-18
  3.16 Taxes............................................................... A-18
  3.17 Intellectual Property............................................... A-19
  3.18 Insurance........................................................... A-19
  3.19 Vote Required....................................................... A-19
ARTICLE IV Conduct Of Business Pending The Amalgamation.................... A-20
   4.1 Conduct of Business by the Company Pending the Amalgamation......... A-20
   4.2 No Solicitation..................................................... A-21
   4.3 Covenants of Parent................................................. A-23
ARTICLE V Additional Agreements............................................ A-23
   5.1 Joint Proxy Statement/Prospectus; Registration Statement............ A-23
   5.2 Shareholders' Meetings.............................................. A-23
   5.3 Access to Information; Confidentiality.............................. A-24
   5.4 Consents; Approvals................................................. A-24
   5.5 Stock Options; Employee Benefits; Retention of Employees............ A-24
   5.6 Company Employee Stock Purchase Plan................................ A-25
   5.7 Agreements of Affiliates............................................ A-26
   5.8 Voting Agreements................................................... A-26
   5.9 Indemnification and Insurance....................................... A-26
  5.10 Notification of Certain Matters..................................... A-27
  5.11 Further Action...................................................... A-27
  5.12 Public Announcements................................................ A-27
  5.13 Listing of Parent Common Shares..................................... A-27
  5.14 Conveyance Taxes.................................................... A-28
  5.15 Pooling Letters..................................................... A-28
  5.16 Pooling Accounting Treatment........................................ A-28
  5.17 Ancillary Documents/Reservation of Shares........................... A-28
  5.18 Listing of Class B Shares, Class E Shares and Class F Shares........ A-29
  5.19 Tax Elections....................................................... A-29
  5.20 Board Candidate..................................................... A-29
  5.21 Issuance of Class D Shares.......................................... A-29
ARTICLE VI Conditions To The Transactions.................................. A-29
   6.1 Conditions to Obligation of Each Party to Effect the Transactions... A-29
   6.2 Additional Conditions to Obligations of Parent Group Members........ A-31
   6.3 Additional Conditions to Obligation of the Company.................. A-31
ARTICLE VII Termination.................................................... A-31
   7.1 Termination......................................................... A-32
   7.2 Effect of Termination............................................... A-33
   7.3 Fees and Expenses................................................... A-33
ARTICLE VIII General Provisions............................................ A-34
   8.1 Effectiveness of Representations, Warranties and Agreements......... A-34
   8.2 Notices............................................................. A-34
   8.3 Certain Definitions................................................. A-35
   8.4 Amendment........................................................... A-36
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                                       ii
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   8.5 Waiver.............................................................. A-36
   8.6 Headings............................................................ A-36
   8.7 Severability........................................................ A-36
   8.8 Entire Agreement.................................................... A-36
   8.9 Assignment; Amalgamation Sub/Dutchco................................ A-36
  8.10 Parties in Interest................................................. A-37
  8.11 Failure or Indulgence Not Waiver; Remedies Cumulative............... A-37
  8.12 Governing Law....................................................... A-37
  8.13 Choice of Language.................................................. A-37
  8.14 Counterparts........................................................ A-37
  8.15 Guarantee........................................................... A-37

EXHIBITS:

Exhibit A:Form of Amalgamation Agreement

Exhibit B-1:Form of Parent Affiliate Agreement

Exhibit B-2:Form of Company Affiliate Agreement

Exhibit C-1:Form of Parent Voting Agreement

Exhibit C-2:Form of Company Voting Agreement

Exhibit D:Form of Support Agreement

Exhibit E:Form of Voting and Exchange Trust Agreement

Exhibit F:Form of Certificate of Designation

SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF ACQUISITION AND AMALGAMATION

  This Second Amended and Restated Agreement and Plan of Acquisition and Amalgamation, dated as of November 18, 1998 (the "AGREEMENT"), is entered into by and among Autodesk, Inc., a Delaware corporation ("PARENT"), Autodesk Development B.V., a Netherlands corporation and indirect wholly owned subsidiary of Parent ("DUTCHCO"), 9066-9771 Quebec Inc., a Quebec company and a wholly owned subsidiary of Dutchco ("AMALGAMATION SUB"), Autodesk Canada Inc., an Ontario company and wholly owned subsidiary of Parent ("ACI"), 9066-9854 Quebec Inc., a Quebec company and indirect wholly owned subsidiary of Parent ("GIANTS QUEBEC"), and Discreet Logic Inc., a Quebec company (the "Company").

  Witnesseth:

  Whereas, the Boards of Directors of Parent, Dutchco and the Company have each determined that it is advisable and in the best interests of their respective stockholders for Dutchco to acquire shares in the share capital of the Company upon the terms and subject to the conditions set forth herein;

  Whereas, in furtherance of such acquisition, Parent, Dutchco, Amalgamation Sub, Giants Quebec, ACI and the Company entered into an Agreement and Plan of Acquisition and Arrangement dated as of August 20, 1998 (the "ORIGINAL AGREEMENT"), which was subsequently amended and restated in its entirety by the parties in the Amended and Restated Agreement and Plan of Acquisition and Amalgamation dated as of September 23, 1998 (the "EXISITING AGREEMENT");

  Whereas, the Boards of Directors of Parent, Dutchco, Amalgamation Sub, Giants Quebec, ACI and the Company now desire to amend and restate the Existing Agreement and have each approved the execution and delivery of this Agreement in order to provide for a business combination involving the amalgamation (the "AMALGAMATION") of Amalgamation Sub, Giants Quebec (to which ACI will assign, prior to the Amalgamation, substantially all its assets) and the Company whereupon each outstanding common share in the Company's share capital (the "COMPANY COMMON SHARES") shall be converted into one Class B Share of the continuing corporation resulting from the Amalgamation (the "CONTINUING CORPORATION");

  Whereas, Articles of Amalgamation (the "ARTICLES") will be filed pursuant to
Section 123.118 of the Companies Act (Quebec) (the "QUEBEC ACT"), pursuant to the terms hereof and the Amended and Restated Amalgamation Agreement (the "AMALGAMATION AGREEMENT") in the form annexed hereto as Exhibit A;

  Whereas, immediately following the Amalgamation, the Class B Shares of the Continuing Corporation automatically will be, based on the prior election of the holder, either (i) redeemed by the Continuing Corporation for 0.48 (the "EXCHANGE RATIO") exchangeable shares in the share capital of the Continuing Corporation (the "EXCHANGEABLE SHARES"), subject to proration in certain instances, or (ii) converted into units comprised of one Class E Share and one Class F Share of the Continuing Corporation ("UNITS"), which units will be acquired by Dutchco in exchange for 0.48 shares of common stock, par value $0.01 per share, of Parent ("PARENT COMMON SHARES"), in either case without further action on the part of the holder;

  Whereas, the Exchangeable Shares are exchangeable by the holders for Parent Common Shares on a one-for-one basis at any time on or before a date eleven
(11) years after the Effective Time (as defined herein), and

  Whereas, for accounting purposes, it is intended that the Transactions (as defined in Section 1.1 hereof) shall be accounted for as a taxable pooling of interests under United States generally accepted accounting principles ("US GAAP");

  Now, Therefore, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Dutchco, ACI, Giants Quebec, Amalgamation Sub (collectively, the "PARENT GROUP") and the Company hereby agree as follows:

                                   ARTICLE I

                               The Transactions

  1.1 The Transactions.

(a) Effective Time. Subject to and upon the terms and conditions of the Ancillary Documents (as defined in Section 5.17), this Agreement, the Articles and the Quebec Act, (i) at the Effective Time (as defined in Section 1.2 hereof), Amalgamation Sub and Giants Quebec shall be amalgamated with the Company (provided, however, that the Company shall not be required to amalgamate with Amalgamation Sub unless Giants Quebec simultaneously amalgamates with Amalgamation Sub, and Giants Quebec shall not be required to amalgamate with Amalgamation Sub unless the Company simultaneously amalgamates with Amalgamation Sub) and (ii) immediately following the Effective Time, the Class B Shares of the Continuing Corporation automatically shall, based on the prior election of the holder, either (x) be redeemed by the Continuing Corporation for Exchangeable Shares of the Continuing Corporation or (y) be converted into Units which Units shall be acquired by Dutchco in exchange for shares of Parent Common Stock, in either case without further action on the part of the holder (such redemptions, conversions and share acquisitions set forth in clause (ii), together with the Amalgamation, are collectively referred to herein as the "TRANSACTIONS"). Prior to the Effective Time, ACI will assign and transfer all of its assets and liabilities to Giants Quebec.

(b) Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section
7.1 hereof, and subject to the satisfaction or waiver of the conditions set forth in Article VI hereof, the consummation of the Transactions will take place as promptly as practicable after satisfaction or waiver of the conditions set forth in Article VI hereof, at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, unless another date, time or place is agreed to in writing by the parties hereto. At the closing, the parties hereto shall deliver the documents contemplated hereby together with such other customary documents as may be reasonably requested by the parties.

  1.2 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Amalgamation to be consummated by filing the Articles together with the documents contemplated by Section 123.14 of the Quebec Act, with the Inspector General of Financial Institutions of the Province of Quebec (the "INSPECTOR GENERAL"), in such form as required by, and executed in accordance with the relevant provisions of, the Quebec Act. The Amalgamation will become effective at such time and on such date shown on the Certificate of Amalgamation issued by the Inspector General (the "EFFECTIVE TIME").

  1.3 Share Conversions, Etc. Immediately following the Class B Conversion Time (as defined in Appendix A to the Amalgamation Agreement), Dutchco and Parent shall cause the Continuing Corporation to provide notice of its intention to exercise its right to redeem the Class E Shares and Class F Shares of the Continuing Corporation (as specified in Appendix A to the Amalgamation Agreement). At or prior to the Class E Redemption Time and the Class F Redemption Time, Dutchco shall, and Parent shall cause Dutchco to, exercise the Class E Redemption Call Right and the Class F Redemption Call Right (as each is defined in Appendix A to the Amalgamation Agreement).

  1.4 Accounting Consequences. It is intended by the parties hereto that the Transactions shall qualify for accounting treatment as a pooling of interests under US GAAP.

  1.5 Material Adverse Effect. When used in connection with the Company, or Parent, as the case may be, the term "MATERIAL ADVERSE EFFECT" means any change or effect that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and its subsidiaries or Parent and its subsidiaries, as the case may be, in each case taken as a whole; provided, however, that none of the following shall be deemed to constitute a Material Adverse Effect with respect to either party: (a) any change in the market price or trading volume of the Company Common Shares or Parent Common Shares, as appropriate; (b) any adverse effect on the bookings, revenues or earnings of such party, or any delay in or reduction or cancellation of such party's product orders, following the execution of the Original Agreement, the Existing Agreement or this Agreement which is reasonably attributable to the announcement of the execution of the Original Agreement, the Existing Agreement or this Agreement and the transactions contemplated hereby; (c) any change arising out of conditions affecting the economy or industry of such party in general; (d) the failure, in and of itself, to meet analysts' expectations (it being understood that the underlying causes of such failure shall not be excluded from the definition of Material Adverse Effect except as otherwise provided in this definition); or
(e) employee attrition which is (i) reasonably attributable to the announcement of the execution of the Original Agreement, the Existing Agreement or this Agreement and the transactions contemplated hereby, or (ii) directly attributable to any action directly required of the Company by Parent under Section 4.1, or any omission of the Company directly resulting from Parent's failure to consent to actions requested to be taken by the Company under Section 4.1.

  1.6 Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Shares or Company Common Shares), reorganization, recapitalization or other like change with respect to Parent Common Shares or Company Common Shares occurring after the date hereof and prior to the Effective Time.

  1.7 Cancellation. Immediately prior to the Effective Time, each Company Common Share owned by Parent, Dutchco, Amalgamation Sub or any direct or indirect wholly owned subsidiary of the Company or Parent shall be purchased for cancellation by the Company for nominal consideration.

  1.8 Share Certificates of Amalgamation Sub and Giants Quebec. Each share certificate of Amalgamation Sub evidencing ownership of any common shares of Amalgamation Sub shall continue to evidence ownership of Class A Shares in the share capital of the Continuing Corporation, and each share certificate of Giants Quebec evidencing ownership of any common shares of Giants Quebec shall continue to evidence ownership of Class C Shares in the share capital of the Continuing Corporation. Any reference herein to classes of shares in the share capital of the Continuing Corporation shall mean the classes of shares set out in Appendix A to the Amalgamation Agreement.

  1.9 Execution of Amalgamation Agreement. Concurrently herewith, Amalgamation Sub, Autodesk Quebec and the Company shall execute and deliver the Amalgamation Agreement.

  1.10 Tax Treatment. It is intended that the Transactions shall generally constitute (i) a taxable exchange for United States federal income tax purposes (not qualifying under Sections 368 or 351 of the United States Internal Revenue Code of 1986, as amended (the "Code")) to holders of Company Common Shares who are otherwise subject to taxation in the United States on the sale or exchange of Company Common Shares, and (ii) a non-taxable exchange for Canadian federal income tax purposes for owners of Company Common Shares who are residents of Canada for Canadian federal income tax purposes who elect to receive Exchangeable Shares (but only to the extent they actually receive Exchangeable Shares and only to the extent that they file appropriate elections with the relevant tax authorities), which election the parties hereto intend shall be permitted only to the extent that the aggregate percentage of Company Common Shares exchanged for Exchangeable Shares pursuant to all such elections shall not exceed 19.99 percent of the Company Common Shares outstanding immediately prior to the Effective Time.

  1.11 Existing Agreement and Original Agreement Terminated. This Agreement amends and restates in its entirety the Existing Agreement and the Original Agreement. Accordingly, upon the execution and delivery hereof by the parties, the Existing Agreement and the Original Agreement shall be terminated in all respects and be of no further force or effect.

                                  ARTICLE II

                 Representations And Warranties Of The Company

  The term "KNOWLEDGE" as used in connection with the Company shall mean the Company's actual knowledge after reasonable inquiry of officers, directors and other employees of the Company charged with senior administrative or operational responsibility of such matters. The Company hereby represents and warrants to each member of the Parent Group as of the date of the Original Agreement (except for the representations and warranties contained in Sections 2.4, 2.5(b), 2.5(c), 2.7(a), 2.7(b) and 2.23, which are made as of the date of this Agreement), subject to the written disclosure schedule supplied by the Company to Parent dated as of the date of the Original Agreement and certified by a duly authorized officer of the Company (the "COMPANY DISCLOSURE SCHEDULE"), that:

  2.1 Organization and Qualification; Subsidiaries. The Company and, except as set forth on Schedule 2.1 of the Company Disclosure Schedule, each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority and is in possession of all material franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (collectively, "APPROVALS") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not have a Material Adverse Effect. The Company and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not have a Material Adverse Effect. A true and complete list of all of the Company's subsidiaries, together with the jurisdiction of incorporation or organization of each subsidiary and the percentage of each subsidiary's outstanding capital stock owned by the Company or another subsidiary, is set forth in Schedule 2.1 of the Company Disclosure Schedule. Except as set forth in Schedule 2.1 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

  2.2 Articles of Incorporation and By-Laws. The Company has heretofore furnished to Parent a complete and correct copy of its Articles of Incorporation and By-Laws, as amended through August 20, 1998, and has made available to Parent the equivalent organizational documents of each of its subsidiaries. Such Articles of Incorporation, By-Laws and equivalent organizational documents of each of its subsidiaries are in full force and effect. Except as set forth on Schedule 2.2 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Articles of Incorporation or By-Laws or equivalent organizational documents.

  2.3 Capitalization. The authorized share capital of the Company consists of an unlimited number of Company Common Shares and an unlimited number of preferred shares, no par value (the "COMPANY PREFERRED SHARES"). As of August 10, 1998, (i) 29,653,313 Company Common Shares were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no Company Common Shares were held by subsidiaries of the Company, (iii) 5,012,924 Company Common Shares were reserved for future issuance pursuant to option grants under the Company's Amended and Restated 1994 Restricted Stock and Stock Option Plan, of which options to purchase 3,505,716 Company Common Shares are outstanding, (iv) 111,779 Company Common Shares were reserved for future issuance under the Company's 1995 Employee Stock Purchase Plan, (v) 200,000 Company Common Shares were reserved for future issuance pursuant to option grants under the Company's 1995 Non-Employee Director Stock Option Plan, of which options to purchase 140,000 Company Common Shares are outstanding, (vi) 20,000 Company Common Shares were reserved for future issuance pursuant to option grants under the Company's 1997 Special Limited Non-Employee Director Stock Plan, of which options to purchase 20,000 Company Common Shares are outstanding, and
(vii) no Company Preferred Shares were issued or outstanding. Except as set forth in Schedule 2.3 of the Company Disclosure Schedule, no material change in such capitalization has occurred between August 10, 1998 and August 20, 1998, except for the issuance of shares under the exercise of options, warrants or other rights outstanding prior to August 10, 1998. Except as set forth in this Section 2.3 or Section 2.10 hereof or in Schedule 2.3 or
Schedule 2.10 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries obligating the Company or any of its subsidiaries to issue or sell any shares of share capital of, or other equity interests in, the Company or any of its subsidiaries. All Company Common Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in
Schedule 2.3 of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries (A) to repurchase, redeem or otherwise acquire any shares of the share capital of the Company or the capital stock of any subsidiary or (B) except for the provision of operational expenses to subsidiaries in the ordinary course of business consistent with past practice, to provide funds or to make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than guarantees of bank and capital or other lease obligations of subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each of the Company's subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by the Company or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature whatsoever which would have a Material Adverse Effect.

  2.4 Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Amalgamation Agreement and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Amalgamation Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Amalgamation Agreement or to consummate the Transactions, other than the approval and adoption of this Agreement and confirmation of by-law No. 1998-1 approving the Amalgamation by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Company Common Shares who are permitted to, and who, vote at the Company Shareholders' Meeting (as defined in Section 2.12 hereof) in accordance with the Quebec Act. The Board of Directors of the Company has determined that it is advisable and in the best interests of the Company's shareholders for the Company to enter into a business combination with Parent upon the terms and subject to the conditions of this Agreement and to recommend that the shareholders of the Company approve same. This Agreement and the Amalgamation Agreement have each been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of each such agreement by each member of the Parent Group, as applicable, each such agreement constitutes a legal, valid and binding obligation of the Company.

  2.5 No Conflict; Required Filings and Consents.

(a) Schedule 2.5(a) of the Company Disclosure Schedule sets forth all agreements necessary to the current operation of the business of the Company, excluding (i) employment agreements, standard end user license agreements and standard distribution agreements; (ii) purchase orders, procurement contracts and other similar agreements entered into in the ordinary course of business;
(iii) agreements which call for the payment or receipt of less than $200,000 over a three-year period; (iv) agreements disclosed in Schedule 2.18 of the Company Disclosure Schedule; or (v) agreements filed with the United States Securities and Exchange Commission ("SEC") pursuant to the requirements under
Item 601(b) of Regulation S-K.

(b) The execution and delivery of this Agreement and the Amalgamation Agreement by the Company do not, and the performance of this Agreement and the Amalgamation Agreement by the Company will not, (i) conflict with or violate the Articles of Incorporation or By-Laws or equivalent organizational documents of the Company or any of its subsidiaries, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair the Company's or any of its subsidiaries' rights or, to the Company's knowledge, alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement (each, a "COVERED AGREEMENT") disclosed in Schedule 2.5(a) and Schedule 2.18 of the Company Disclosure Schedule or filed as a "material contract" with the SEC pursuant to the requirements of the Securities Exchange Act of 1934, as amended, and the SEC's rules thereunder (collectively, the "EXCHANGE ACT"), or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except in the case of (ii) and (iii) for any such conflicts, violations, breaches, defaults, terminations, cancellations or accelerations which would not have a Material Adverse Effect.

(c) The execution and delivery of this Agreement and the Amalgamation Agreement by the Company do not, and the performance of the transactions contemplated hereby and thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, to be made or obtained by the Company, except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended, and the SEC's rules thereunder (the "SECURITIES ACT"), the Exchange Act, state securities laws ("BLUE SKY LAWS"), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), the Securities Act (Quebec) (the "QSA") and other relevant Canadian securities statutes, filing with Industry Canada under the Investment Canada Act (Canada), filing under the Competition Act (Canada) and the filing and recordation of appropriate documents as required by the Quebec Act in connection with the Transactions and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Transactions, or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and the Amalgamation Agreement, or would not otherwise have a Material Adverse Effect.

  2.6 Compliance; Permits.

(a) Neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not have a Material Adverse Effect.

(b) Except as disclosed in Schedule 2.6(b) of the Company Disclosure Schedule, the Company and its subsidiaries, but only to the extent material to the operation of the business of the Company and the subsidiaries, as a whole, hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities that are material to the operation of the business of the Company as operated on August 20, 1998 (collectively, the "COMPANY PERMITS"). The Company and its subsidiaries, but only to the extent material to the operation of the business of the Company and the subsidiaries, as a whole, are in compliance with the terms of the Company Permits, except where the failure to so comply would not have a Material Adverse Effect.

  2.7 SEC Filings; Financial Statements.

(a) The Company has filed all forms, reports and documents required to be filed by the Company with the SEC since July 6, 1995 and has made available to Parent (i) its Transition Report on Form 10-K for the eleven-month period ended June 30, 1997, (ii) its Quarterly Reports on Form 10-Q for the three-month periods ended September 30, 1997, December 31, 1997, March 31, 1998 and September 30, 1998, respectively, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since July 6, 1995, (iv) all other reports or Registration Statements (other than Reports on Form 10-Q not referred to in clause (ii) above and Reports on Form 3, 4 or 5 or registration statements on Form S-8) filed by the Company with the SEC since July 6, 1995, and (v) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC (collectively, the "COMPANY SEC REPORTS"). The Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, in all material respects, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, none of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with US GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presented in all material respects the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

(c) The unaudited financial statements of the Company for its fiscal year ended June 30, 1998 included in Schedule 2.7(b) of the Company Disclosure Schedule (the "COMPANY FINANCIAL STATEMENTS") reflect in all material respects the financial position of the Company as of June 30, 1998 and were prepared in accordance with US GAAP, except for the absence of a statement of shareholders' equity, a statement of cash flow, and in each case, the absence of notes thereto and of any subsequent events or similar such notations that may require a change in the financial statements.

(d) The Company has hereto furnished to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

(e) The Company is not a "reporting issuer" or its equivalent for the purposes of the QSA or any other Canadian provincial securities legislation.

  2.8 Absence of Certain Changes or Events. Except as set forth in Schedule
2.8 of the Company Disclosure Schedule and in the Company SEC Reports, since June 30, 1998, the Company has conducted its business in the ordinary course and since such date and through August 20, 1998, there has not occurred any Material Adverse Effect. In addition, since such date there has not been (i) any amendment or change in the Articles of Incorporation or By-Laws of the Company, (ii) any damage to, destruction or loss of any assets of the Company (whether or not covered by insurance) that could have a Material Adverse Effect, (iii) any revaluation by the Company of any of its assets resulting in or reasonably likely to have a Material Adverse Effect, including, without limitation, writing down the value of capitalized software or inventory or writing off notes or accounts receivable other than in the ordinary course of business, (iii) except as disclosed in Schedule 2.8 of the Company Disclosure Schedule, any other action or event that would have required the consent of Parent pursuant to Section 4.1 hereof had such action or event occurred after the date of this Agreement and that would be reasonably likely to have a Material Adverse Effect.

  2.9 Absence of Litigation. Except as set forth in Schedule 2.9 of the Company Disclosure Schedule or the Company SEC Reports, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties of the Company or any of its subsidiaries or the Company Intellectual Property Rights (as defined in Section 2.18), before any court, tribunal, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that is reasonably likely to have a Material Adverse Effect.

  2.10 Employee Benefit Plans; Employment Agreements.

(a) The Company has made available to Parent all employee benefit plans (as defined in Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended ("ERISA")), regardless of whether ERISA is applicable thereto, all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or termination pay, or medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, agreements or arrangements and other similar material fringe or employee benefit plans, programs or arrangements (including those sponsored by the federal or any provincial government of Canada, collectively "GOVERNMENT SPONSORED or MANDATED PLANS") and any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (an "ERISA AFFILIATE") within the meaning of Section 414 of the Code, or any subsidiary of the Company, as well as each plan with respect to which the Company or an ERISA Affiliate could incur liability if such plan has been or were terminated (together, the "EMPLOYEE PLANS"), and a copy of each such written Employee Plan has been made available to Parent.

(b) (i) Except as set forth in Schedule 2.10(b) of the Company Disclosure Schedule, none of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person and none of the Employee Plans is a "MULTIEMPLOYER PLAN" as such term is defined in Section 3(37) of ERISA; (ii) there has been no transaction or failure to act with respect to any Employee Plan, which could result in any material liability of the Company or any of its subsidiaries; (iii) all Employee Plans are in compliance in all material respects with the requirements prescribed by any and all statutes, orders, or governmental rules and regulations currently in effect with respect thereto, and the Company and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any material default or violation by any other party to, any of the Employee Plans; (iv) each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the United States Internal Revenue Service (the "IRS"), and so far as the Company is aware nothing has occurred which may reasonably be expected to impair such determination; (v) all contributions required to be made to any Employee Plan, under the terms of the Employee Plan or any collective bargaining agreement, have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Employee Plan for the current plan years;
(vi) with respect to each Employee Plan subject to Title IV of ERISA, no "REPORTABLE EVENT" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in
Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) neither the Company nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the United States Pension Benefit Guaranty Corporation arising in the ordinary course).

(c) Each Employee Plan that is required or intended to be qualified under applicable law or registered or approved by a governmental agency or authority has been so qualified, registered or approved by the appropriate governmental agency or authority if required to obtain such qualification, registration or approval, and, to the Company's knowledge, nothing has occurred since the date of the last qualification, registration or approval to adversely affect, or cause, the appropriate governmental agency or authority to revoke such qualification, registration or approval.

(d) All contributions (including premiums) required by law or contract to have been made or approved by the Company under or with respect to the Employee Plans have been paid or accrued by the Company, except as would not have a Material Adverse Effect. Without limiting the foregoing, there are no material unfunded liabilities under any Employee Plan.

(e) There are no pending or, to the Company's knowledge, threatened investigations, litigation or other enforcement actions against the Company with respect to any of the Employee Plans.

(f) There are no actions, suits or claims pending or, to the knowledge of the Company, threatened by former or present employees of the Company (or their beneficiaries) with respect to the Employee Plans or the assets or fiduciaries thereof (other than routine claims for benefits).

(g) Except as set forth in Schedule 2.10(g) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries maintains any 401(k) or other type of pension plan subject to Section 401(a) of the Code in the United States.

(h) No condition or event has occurred with respect to the Employee Plans which has or could reasonably be expected to result in a material liability to the Company.

(i) Schedule 2.10(i) of the Company Disclosure Schedule sets forth, as of August 10, 1998, a true and complete list of each current or former employee, officer or director of the Company or any of its subsidiaries who holds any option to purchase Company Common Shares as of August 20, 1998, together with the number of Company Common Shares subject to such option, the date of grant of such option, the extent to which such option is vested, the option price of such option (to the extent determined as of August 20, 1998), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such option. Schedule 2.10(i) of the Company Disclosure Schedule also sets forth the total number of such ISOs and such nonqualified options.

(j) The Company has made available to Parent and Dutchco (i) copies of all employment agreements with executive officers of the Company; (ii) copies of all agreements with consultants who are individuals obligating the Company to make annual cash payments in an amount exceeding US $100,000; (iii) a schedule listing all officers of the Company who have executed a non-competition agreement with the Company; (iv) copies of all severance agreements, programs and policies of the Company, if any, with or relating to its employees; (v) copies of all plans, programs, agreements and other arrangements of the Company with or relating to its employees which contain change in control provisions; and (vi) the form of standard employment agreement of the Company for its non-executive employees.

  2.11 Labor Matters. (i) There are no actions or proceedings pending or, to the knowledge of the Company, threatened between the Company or any of its subsidiaries and any of their respective employees, which have or may have a Material Adverse Effect; (ii) neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any of its subsidiaries nor does the Company or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) neither the Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries.

  2.12 Registration Statement; Joint Proxy Statement. None of the information to be supplied by the Company in writing for inclusion or incorporation by reference in (i) the registration statement on Form S-4 (the "FORM S-4") to be filed with the SEC by Parent in connection with the (A) sale of Parent Common Shares by Dutchco to holders of Units in exchange for such Units, and (B) issuance of Exchangeable Shares by the Continuing Corporation, (ii) the proxy statement relating to the general special meeting of the Company's shareholders (the "COMPANY SHAREHOLDERS' MEETING") and the proxy statement relating to the special meeting of Parent's stockholders (the "PARENT STOCKHOLDERS' MEETING") to be held in connection with the Transactions (collectively, the "JOINT PROXY STATEMENT" and, together with the Form S-4, the "JOINT PROXY STATEMENT/PROSPECTUS"), and (iii) any other document to be filed with the SEC or any regulatory agency by any member of the Parent Group or the Company in connection with the transactions contemplated by this Agreement (the "OTHER FILINGS") will, (A) at the respective times such documents are filed with the SEC or other regulatory agency, (B) in the case of the Joint Proxy Statement/Prospectus, at the date it or any amendments or supplements thereto are mailed to stockholders, at the time of the Company Shareholders' Meeting and at the Effective Time and (C) in the case of the Form S-4, when it becomes effective under the Securities Act, at the Effective Time and on the date of any post-effective amendment thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement (as it relates to the Company Shareholders' Meeting) will comply as to form in all material respects with the applicable provisions of the Quebec Act and the Exchange Act. If at any time prior to the Effective Time any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Form S-4 or a supplement to the

Joint Proxy Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by any member of the Parent Group which is contained in any of the foregoing documents. No requirements of any Canadian provincial securities legislation govern the contents or mailing of the Joint Proxy Statement nor the holding of the Company Shareholders' Meeting.

  2.13 Restrictions on Business Activities. Except for this Agreement, there is no material agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any material business practice of the Company or any of its subsidiaries, the acquisition of property by the Company or any of its subsidiaries or the conduct of business by the Company or any of its subsidiaries as currently conducted.

  2.14 Title to Property. Schedule 2.14 of the Company Disclosure Schedule sets forth a true and complete list of all real property (i) owned by the Company or any of its subsidiaries or (ii) leased by the Company or any of its subsidiaries requiring annual lease payments of more than US $100,000 ("MATERIAL LEASES"), and the aggregate monthly rental or other fee payable under such Material Lease. The Company and each of its subsidiaries have good and valid title to all of their properties and assets free and clear of all liens, charges and encumbrances except (i) liens for Taxes not yet due and payable, (ii) such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby, (iii) liens securing debt which is reflected on the balance sheet of the Company at June 30, 1998 included in the Company Financial Statements, or (iv) liens which would not have a Material Adverse Effect; and all Material Leases are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default as to the Company or its subsidiaries (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or such subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not have a Material Adverse Effect. All the facilities of the Company and its subsidiaries used in the operation of their businesses, except such as may be under construction, are in good operating condition and repair, except where the failure of such plants, structures and equipment to be in such good operating condition and repair would not, individually or in the aggregate, have a Material Adverse Effect.

  2.15 Taxes.

(a) For purposes of this Agreement, "TAX" or "TAXES" shall mean taxes, fees, levies, duties, tariffs, imposts, premiums and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, provincial, local or foreign taxing authority, including (without limitation) (i) income, capital, business, franchise, profits, gross receipts, ad valorem, goods and services, customs, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment insurance or compensation, utility, severance, production, excise, stamp, occupation, premiums, environmental, recapture, windfall profits, transfer and gains taxes, fees, levies, duties, tariffs, imposts, premiums and governmental impositions and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "TAX RETURNS" shall mean returns, reports, declarations, and information statements with respect to Taxes required to be filed with Revenue Canada, Ministere du Revenu du Quebec ("REVENUE QUEBEC"), the Internal Revenue Service ("IRS") or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

(b) Except as disclosed in Schedule 2.15(b) of the Company Disclosure Schedule, the Company and its subsidiaries have filed or caused to be filed all Tax Returns required to be filed by them, except to the extent the failure to file such Tax Returns would not have a Material Adverse Effect, and the Company and its subsidiaries have paid and discharged or caused to be paid and discharged all Taxes due in connection with or with respect to the filing of all Tax Returns and have paid all other Taxes as are due, and there are no other Taxes that would be due if asserted by a taxing authority, except such Taxes as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and with respect to which the

Company is maintaining reserves to the extent currently required in all material respects adequate for their payment except to the extent the failure to maintain such reserves or pay such Taxes would not have a Material Adverse Effect. Except as disclosed in Schedule 2.15(b) of the Company Disclosure Schedule, none of Revenue Canada, Revenue Quebec, the IRS or any other taxing authority or agency is now asserting or, to the Company's knowledge, threatening to assert against the Company or any of its subsidiaries any deficiency or claim for additional Taxes other than additional Taxes with respect to which the Company is maintaining reserves in all material respects adequate for their payment, and, to the Company's knowledge, there are no requests for information currently outstanding that could affect the Taxes of the Company or any of its subsidiaries. Except as disclosed in Schedule 2.15(b) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is currently being audited or examined by any taxing authority, nor has the Company received any written notice that any Tax Return will undergo any audit or examination or that such an audit or examination is threatened. Except as disclosed in Schedule 2.15(b) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has, except as would not have a Material Adverse Effect, granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes reflected in the Company Financial Statements are in all material respects adequate to cover all Taxes accruable through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with generally accepted accounting principles. No liability for Taxes has been incurred (or prior to the Effective Time will be incurred) since such date other than in the ordinary course of business except (i) as would not have a Material Adverse Effect or (ii) attributable to the transactions contemplated hereby. Except as disclosed in Schedule 2.15(b) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is required to include in income (i) items in respect of any change in accounting principles or (ii) any installment sale gain, where the inclusion in income would result in a tax liability materially in excess of the reserves therefor.

(c) The Company on behalf of itself and all its subsidiaries hereby represents that, other than as disclosed on Schedule 2.15(c) of the Company Disclosure Schedule, and other than with respect to items the inaccuracy of which would not have a Material Adverse Effect: (i) neither the Company nor any of its subsidiaries is a party to any agreement, contract or arrangement that may result, separately or in the aggregate, in the payment of any "EXCESS PARACHUTE PAYMENT" within the meaning of Section 280G of the Code, determined without regard to Section 280G(b)(4) of the Code and (ii) neither the Company nor any of its subsidiaries has participated in or cooperated with a boycott under Section 999 of the Code.

(d) Except as disclosed in Schedule 2.15(d) of the Company Disclosure Schedule, no power of attorney has been granted by the Company or any of its subsidiaries with respect to any matter relating to Taxes which is currently in force.

(e) Except as disclosed in Schedule 2.15(e) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any agreement or arrangement (written or oral) providing for the allocation or sharing of Taxes.

(f) Except as disclosed in Schedule 2.15(f) of the Company Disclosure Schedule, the Company and each of its subsidiaries have reported and withheld from each payment made to any of their respective past or present employees, officers, directors or non-residents of Canada the amount of all Taxes and other material deductions required to be withheld therefrom and have paid the same to the proper tax or other receiving officers within the time required under any applicable legislation except where failure to do so would not have a Material Adverse Effect.

(g) Except as disclosed in Schedule 2.15(g) of the Company Disclosure Schedule, the Company has remitted to the appropriate tax authority when required by law to do so all amounts collected by it on account of all Taxes under Part IX of the Excise Tax Act and retail sales tax except where failure to do so would not have a Material Adverse Effect.

(h) Except as would not have a Material Adverse Effect on the Company, the Company has not deducted any material amounts in computing its income in a taxation year which may be included in a subsequent taxation year under
Section 78 of the Income Tax Act (Canada).

(i) Except as disclosed in Schedule 2.15(i) of the Company Disclosure Schedule, the Company has not requested or received a ruling from any taxing authority or signed a closing or other agreement with any taxable authority which could have a Material Adverse Effect.

(j) Except as would not have a Material Adverse Effect on the Company, to the Company's knowledge, no circumstances exist which would make the Company or any subsidiary subject to the application of any of sections 79 to 80.04 of the Income Tax Act (Canada). Neither the Company nor any of its subsidiaries have acquired property or services from, or disposed of property or provided services to, a person with whom it does not deal at arm's length (within the meaning of the Income Tax Act (Canada)) for an amount that is other than the fair market value of such property or services, or has been deemed to have done so for purposes of the Income Tax Act (Canada).

  2.16 Environmental Matters. Except in all cases as have not had and could not reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, the Company and each of its subsidiaries: (i) have obtained all applicable permits, licenses and other authorization which are required under federal, state, provincial or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company or its subsidiaries (or their respective agents); (ii) are in compliance with all terms and conditions of such required permits, licenses and authorization, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; and (iii) are not aware of nor have received notice of any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from the Company's or any of its subsidiary's (or any of their respective agent's) manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste.

  2.17 Brokers. No broker, finder or investment banker (other than Volpe Brown Whelan & Company, LLC) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Volpe Brown Whelan & Company, LLC pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

  2.18 Intellectual Property.

(a) Except as set forth in Schedule 2.18 of the Company Disclosure Schedule, the Company owns, or is licensed or otherwise possesses legally enforceable rights to use sell (except as to Third Party Intellectual Property Rights, as defined below) and license all trademarks, trade names, service marks, copyrights and any applications therefor, technology, trade secrets, know-how, computer software programs or applications (in both source code and object code form), tangible or intangible proprietary information or material, and, to the knowledge of the Company, all patents, that are necessary to, required for or used in the business of the Company as currently conducted (the "COMPANY INTELLECTUAL PROPERTY RIGHTS") the absence of which would be reasonably likely to have a Material Adverse Effect. Schedule 2.18 of the Company Disclosure Schedule lists all current patents, registered and material unregistered trademarks and service marks, registered copyrights, material trade names and any applications therefor owned by the Company, and specifies the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners, together with a list of all of the Company's currently marketed software products and an indication as to which, if any, of such software products have been registered for copyright protection with the United States or Canadian Copyright Office and any other foreign offices and by whom such items have been registered. Schedule 2.18 of the Company Disclosure Schedule also includes and specifically identifies all third-party patents, trademarks or copyrights (including software) (the "THIRD PARTY INTELLECTUAL PROPERTY RIGHTS"), that are incorporated in, are, or form a part of, any Company product and which are material to the Company's business. The listing of Third Party Intellectual Property Rights shall include the following information: the type of the agreement by which such Third Party Intellectual Property Rights have been procured by the Company, the names of the parties and the material terms of such agreement(s). Schedule 2.18 of the Company Disclosure Schedule lists (i) any requests the Company has received to make any registration of a copyright, patent or trademark, including the identity of the requester and the item requested to be so registered, and the jurisdiction for which such request has been made; and (ii) except for object code license agreements for the Company's products executed in the ordinary course of business that are not material to the Company's business, all material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any person is authorized to use, or which otherwise relate to, any Company Intellectual Property Right.

(b) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation in any material respect of any license, sublicense or agreement described in Schedule 2.18 of the Company Disclosure Schedule. Neither the execution and delivery of this Agreement by the Company, nor the performance by the Company of its obligations hereunder will cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Company Intellectual Property Right or Third Party Intellectual Property Right set forth in Schedule 2.18 of the Company Disclosure Schedule, nor impair the ability of the Company, its subsidiaries, the Continuing Corporation or Parent to use, sell or license any Company Intellectual Property Right or Third Party Intellectual Property Right set forth in Schedule 2.18 of the Company Disclosure Schedule. Except as set forth in Schedule 2.18 of the Company Disclosure Schedule, no claims with respect to the Company Intellectual Property Rights (or Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Rights by or through the Company) are currently pending, or, to the knowledge of the Company, are threatened by any person, nor, to the knowledge of the Company, are there any valid grounds for any such claims (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company infringes on any copyright, patent, trademark, service mark or trade secret;
(ii) against the use by the Company of any trademarks, trade names, trade secrets, copyrights used in the Company's business as currently conducted by the Company; (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights or (iv) challenging the Company's license or legally enforceable right to use of the Third Party Intellectual Property Rights. All registered trademarks, maskworks, and copyrights held by the Company, are valid and subsisting. Except as set forth in Schedule 2.18 of the Company Disclosure Schedule, to the knowledge of the Company, all patents held by the Company are valid and subsisting. Except as set forth in Schedule
2.18 of the Company Disclosure Schedule, to the Company's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party, including any employee or former employee of the Company or any of its subsidiaries. Except as set forth in Schedule 2.18 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries (i) has been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim or infringement of trade secrets, any patents, trademarks, service marks, maskworks or copyrights and which has not been finally terminated prior to August 20, 1998, or been informed or notified by any third party that the Company may be engaged in such infringement, or (ii) has knowledge of any infringement liability with respect to, or infringement by, the Company or any of its subsidiaries of any trade secret, patent, trademark, service mark, maskwork or copyright of another.

(c) The Company has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Company Intellectual Property Rights (other than those which, by operation of law, have been disclosed or made public). Except as set forth in Schedule 2.18 of the Company Disclosure Schedule, each employee and consultant of the Company has executed a confidentiality and invention agreement substantially in the respective forms previously delivered to Parent.

  2.19 Interested Party Transactions. Except as set forth in the Company SEC Reports or as set forth in Schedule 2.19 of the Company Disclosure Schedule, since the date of the Company's proxy statement dated October 24, 1997, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC or that is a related party transaction for the purposes of Quebec Securities Commission Policy Statement Q-27. The Transactions will not constitute a "going private transaction" for the purposes of such Policy.

  2.20 Insurance. To the Company's knowledge, except as set forth in Schedule
2.20 of the Company Disclosure Schedule, there is no material claim by the Company or any of its subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable on or prior to August 20, 1998 under all such policies and bonds have been paid and the Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

  2.21 Vote Required. The affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the Company Common Shares voting on such matter is the only vote of the holders of any class or series of the Company's share capital necessary to approve the Amalgamation and confirm By-law No. 1998-1 in accordance with the Quebec Act.

  2.22 Pooling Matters. Neither the Company nor, to the Company's knowledge, any of its affiliates has, based upon consultation with its independent auditors, taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by Parent or any of its affiliates) would affect the ability of Parent to account for the business combination to be effected by the Transactions as a pooling-of-interests.

  2.23 Opinion of Financial Advisor. The Company has received an oral opinion from its financial advisor, Volpe Brown Whelan & Company, LLC (subsequently confirmed in writing), to the effect that, as of November 18, 1998, the consideration to be received by the shareholders of the Company pursuant to the Transactions is fair to such shareholders from a financial point of view.

                                  ARTICLE III

              Representations And Warranties Of The Parent Group

  The term "KNOWLEDGE" as used in connection with Parent, shall mean Parent's actual knowledge after reasonable inquiry of officers, directors and other employees of Parent charged with senior administrative or operational responsibility of such matters. Each member of the Parent Group hereby represents and warrants to the Company as of the date of the Original Agreement (except for the representations and warranties made in Sections 3.2, 3.3, 3.7(a), 3.7(b), 3.9 and 3.12, which are made as of the date of this Agreement), subject to the written disclosure schedule supplied by the Parent Group to the Company dated as of the date of the Original Agreement and certified by a duly authorized officer of Parent (the "PARENT DISCLOSURE SCHEDULE"), that:

  3.1 Organization and Qualification. Parent and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not have a Material Adverse Effect. Parent and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not have a Material Adverse Effect.

  3.2 Authority. Each member of the Parent Group has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Documents (as defined in Section 5.17) (to the extent they are parties thereto) and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Ancillary Documents by each member of the Parent Group (to the extent they are parties thereto) and the consummation by each member of the Parent Group of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of each member of the Parent Group, and no other corporate proceedings on the part of any such member are necessary to authorize this Agreement or the Ancillary Documents or to consummate the transactions so contemplated (other than the approval of the Parent Stock Issuance (as defined in Section 3.9 hereof) by the requisite vote of the stockholders of Parent, to the extent necessary). The Boards of Directors of Parent and Dutchco have determined that it is advisable and in the best interest of Parent's stockholders and Dutchco's stockholder for Parent and Dutchco to enter into a business combination with the Company upon the terms and subject to the conditions of this Agreement and the Amalgamation Agreement and to recommend that the stockholders of Parent approve the Parent Stock Issuance. This Agreement and the Amalgamation Agreement have each been duly and validly executed and delivered by each member of the Parent Group (to the extent they are parties thereto) and, assuming the due authorization, execution and delivery by the Company, each such agreement constitutes a legal, valid and binding obligation of each member of the Parent Group. Each of the Ancillary Documents not yet executed and delivered as of the date hereof shall constitute a legal, valid and binding obligation of each member of the Parent Group (to the extent they are parties thereto) upon execution and delivery of each such document.

  3.3 No Conflict; Required Filings and Consents.

(a) Except as set forth in Schedule 3.3(a) of the Parent Disclosure Schedule, the execution and delivery of this Agreement and the Ancillary Documents by each member of the Parent Group (to the extent they are parties thereto) do not (or in the case of Ancillary Documents not yet executed and delivered, will not), and the performance of this Agreement and the Ancillary Documents by each member of the Parent Group will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws (or similar charter documents, as the case may be) of any member of the Parent Group, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair Parent's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or to the knowledge of Parent, give to others any rights of termination, amendment, acceleration or cancellation of, any material contract or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except in the case of (ii) and (iii) any such case for any such breaches, defaults or other occurrences that would not have a Material Adverse Effect.

(b) The execution and delivery of this Agreement and the Ancillary Documents by each member of the Parent Group (to the extent they are parties thereto) does not (or in the case of Ancillary Documents not yet executed and delivered, will not), and the performance of the transactions contemplated hereby and thereby will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws, the pre-merger notification requirements of the HSR Act, relevant Canadian securities statutes, filing with Industry Canada under the Investment Canada Act (Canada), filing under the Competition Act (Canada) and the filing and recordation of appropriate merger or other documents as required by the Quebec Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Transactions, or otherwise prevent or materially delay any member of the Parent Group from performing its respective obligations under this Agreement and the Ancillary Documents, and would not otherwise have a Material Adverse Effect.

  3.4 Certificate of Incorporation and By-Laws. Parent has heretofore furnished to the Company a complete and correct copy of its Certificate of Incorporation and the By-Laws, as amended through August 20, 1998. Such Certificate of Incorporation and By-Laws are in full force and effect. Neither Parent, Dutchco nor Amalgamation Sub is in violation of any of the provisions of its respective Certificate of Incorporation or By-Laws (or similar charter documents, as the case may be).

  3.5 Capitalization. As of July 31, 1998, the authorized capital stock of Parent consisted of (i) 250,000,000 shares of Parent Common Stock of which:
46,347,747 shares were issued and outstanding, no shares were held in treasury, 12,832,135 shares were reserved for issuance pursuant to outstanding options under Parent's stock option plans, 2,000,000 shares were reserved for future issuance under Parent's employee purchase plan; and 2,000,000 shares of Preferred Stock, US $0.01 par value ("PARENT PREFERRED STOCK"), none of which were issued and outstanding. No material change in such capitalization has occurred between July 31, 1998 and August 20, 1998. The authorized capital stock of Amalgamation Sub consists of an unlimited number of common shares, no par value, one share of which, as of August 20, 1998, is issued and outstanding. All of the outstanding shares of Parent's, Dutchco's, Giants Quebec's and Amalgamation Sub's respective capital stock have been duly authorized and validly issued and are fully paid and nonassessable. All of the Parent Common Shares, Exchangeable Shares, Class B Shares (as each is defined in the Amalgamation Agreement) and Units to be issued in connection with the transactions contemplated hereby have been authorized by all necessary corporate action and, when issued in accordance with the terms of this Agreement and the provisions of such shares (as set out in Appendix A to the Amalgamation Agreement), will be validly issued, fully paid and nonassessable.

  3.6 Compliance; Permits.

(a) Neither Parent nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or is or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not have a Material Adverse Effect.

(b) Parent and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental or other regulatory authorities which are material to the operation of the business of the Company and its subsidiaries taken as a whole as operated on August 20, 1998 (collectively, the "PARENT PERMITS"). Parent and its subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to so comply would not have a Material Adverse Effect.

  3.7 SEC Filings; Financial Statements.

(a) Parent has filed all forms, reports and documents required to be filed with the SEC since February 1, 1995, and has heretofore delivered to the Company, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended January 31, 1998, 1997 and 1996, and its quarterly report on Form 10-Q for the fiscal quarters ended April 30, 1998 and July 31, 1998, (ii) all proxy statements relating to Parent's meetings of stockholders (whether annual or special) held since January 31, 1996, (iii) all other reports or registration statements (other than Reports on Form 10-Q not referred to in clause (ii) above, Reports on Form 3, 4 or 5 filed on behalf of affiliates of the Parent and Registration Statements on Form S-8) filed by Parent with the SEC since January 31, 1996 and (iv) all amendments and supplements to all such reports and registration statements filed by Parent with the SEC (collectively, the "PARENT SEC REPORTS"). The Parent SEC Reports
(i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports has been prepared in accordance with US GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

(c) Parent has heretofore furnished to the Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

  3.8 Absence of Certain Changes or Events. Except as set forth in Schedule
3.8 of the Parent Disclosure Schedule and in the Parent SEC Reports, since January 31, 1998, Parent has conducted its business in the ordinary course and since such date and through August 20, 1998, there has not occurred any Material Adverse Effect with respect to Parent. In addition, since such date there has not been (i) any damage to, destruction or loss of any assets of Parent (whether or not covered by insurance) that could have a Material Adverse Effect with respect to Parent, (ii) any revaluation by Parent of any of its assets reasonably likely to have a Material Adverse Effect with respect to Parent, including, without limitation, writing down the value of capitalized software or inventory or writing off notes or accounts receivable other than in the ordinary course of business or (iii) other events outside of the ordinary course of business and inconsistent with past practices that would be reasonably likely to have a Material Adverse Effect with respect to Parent.

  3.9 Board Approval. The Board of Directors of Parent has, as of November 18, 1998, determined to recommend that the stockholders of Parent approve the issuance of Parent Common Stock in connection with the Transactions (including any subsequent issuance of Parent Common Stock in connection with the exchange of Exchangeable Shares) (the "PARENT STOCK ISSUANCE").

  3.10 Registration Statement; Joint Proxy Statement/Prospectus.

(a) Subject to the accuracy of the representations of the Company in Section
2.12 hereof, (i) the Form S-4 pursuant to which the Parent Common Shares, Exchangeable Shares, Units and Class B Shares to be issued in connection with the Transactions will be registered with the SEC, (ii) the Joint Proxy Statement, and (iii) the Other Filings will (A) at the respective times such documents are filed with the SEC or other regulatory agency, (B) in the case of the Joint Proxy Statement, at the date it or any amendments or supplements thereto are mailed to stockholders, at the time of the Parent Stockholders' Meeting and at the Effective Time and (C) in the case of the Form S-4, if any, when it becomes effective under the Securities Act, at the Effective Time and on the date of any post-effective amendment thereto, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the applicable provisions of the Delaware General Corporation Law and the Exchange Act as it relates to the Parent Stockholders' Meeting, and the Form S-4, as it relates the issuance of the Parent Common Shares, Exchangeable Shares, Units and Class B Shares to be issued in connection with the Transactions, will comply as to form in all material respects with the requirements of the Securities Act. If at any time prior to the Effective Date any event relating to Parent, Dutchco, Amalgamation Sub or any of their respective affiliates, officers or directors should be discovered by Parent, Dutchco or Amalgamation Sub which should be set forth in an amendment to the Form S-4 or a supplement to the Joint Proxy Statement, Parent, Dutchco or Amalgamation Sub will promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in, or furnished in connection with the preparation of, any of the foregoing.

(b) As of August 20, 1998 and at the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and the

Amalgamation Agreement and except for this Agreement and the Amalgamation Agreement and any other agreements or arrangements contemplated by this Agreement, Amalgamation Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

  3.11 Brokers. No broker, finder or investment banker (other than Piper Jaffray, Inc. and Goldman, Sachs & Co.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement and the Amalgamation Agreement based upon arrangements made by or on behalf of Parent, Dutchco or Amalgamation Sub. Parent has heretofore furnished to Company a complete and correct copy of all agreements between any member of the Parent Group and Piper Jaffray, Inc. and Goldman, Sachs & Co. pursuant to which such firms would be entitled to any payment relating to the transactions contemplated hereunder.

  3.12 Opinion of Financial Advisor. Parent has received an oral opinion from its financial advisor, Piper Jaffray, Inc. (subsequently confirmed in writing), to the effect that, as of November 18, 1998, the Exchange Ratio is fair from a financial point of view to Parent.

  3.13 Pooling Matters. Neither Parent nor any of its affiliates has, to its knowledge and based upon consultation with its independent auditors, taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by the Company or any of its affiliates) would affect the ability of Parent to account for the business combination to be effected by the Transactions as a pooling-of-interests.

  3.14 Absence of Litigation. Except as set forth in Schedule 3.14 of the Parent Disclosure Schedule or the Parent SEC Reports, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Parent, threatened against the Parent or any of its subsidiaries, or any properties or rights of the Parent or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that could have a Material Adverse Effect.

  3.15 Restrictions on Business Activities. Except for this Agreement and the Ancillary Documents or as otherwise set forth in the Parent Disclosure Schedule or the Parent SEC Reports, there is no material agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any material business practice of Parent or any of its subsidiaries, the acquisition of property by Parent or any of its subsidiaries or the conduct of business by Parent or any of its subsidiaries as currently conducted by Parent.

  3.16 Taxes.

(a) Except as disclosed in Schedule 3.16 of the Parent Disclosure Schedule, Parent and its subsidiaries have filed or caused to be filed all Tax Returns required to be filed by them, except to the extent that the failure to file such Tax Returns would not have a Material Adverse Effect, and Parent and its subsidiaries have paid and discharged or caused or to be paid and discharged all Taxes due in connection with or with respect to the filing of all Tax Returns and have paid all other Taxes as are due, and there are no other Taxes that would be due if asserted by a taxing authority, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and with respect to which Parent is maintaining reserves to the extent currently required in all material respects adequate for their payment except to the extent the failure to do so would not have a Material Adverse Effect. Except as disclosed in Schedule 3.16 of the Parent Disclosure Schedule, none of Revenue Canada, Revenue Quebec, the IRS or any other taxation authority or agency is now asserting or, to the best of Parent's knowledge, threatening to assert against Parent or any of its subsidiaries any deficiency or claim for additional Taxes other than additional Taxes with respect to which Parent is maintaining reserves in all material respects adequate for their payment, and there are no requests for information currently outstanding that could affect the Taxes of Parent or any of its subsidiaries. Except as disclosed in Schedule 3.16 of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries is currently being audited or examined by any taxation authority, nor has Parent received any written notice that any Tax Return will undergo any audit or examination or that such an audit or examination is threatened. Except as disclosed in Schedule 3.16 of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries has, except as would not have a Material Adverse Effect, granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes reflected in the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports are in all material respects adequate to cover all Taxes accruable through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with generally accepted accounting principles. No liability for taxes has been incurred (or prior to the Effective Time will be incurred) since such date other than in the ordinary course of business except as (i) would not have a Material Adverse Effect, or (ii) is attributable to the transactions contemplated herein.

(b) Except as disclosed in Schedule 3.16 of the Parent Disclosure Schedule, Parent and each of its subsidiaries have reported and withheld from each payment made to any of their respective past or present employees, officers, directors or non-residents of the United States the amount of all Taxes and other material deductions required to be withheld therefrom and have paid the same to the proper tax or other receiving officers within the time required under any applicable legislation except where failure to do so would not have a Material Adverse Effect.

(c) Except as disclosed in Schedule 3.16 of the Parent Disclosure Schedule, Parent has not requested or received a ruling from any taxation authority or signed a closing or other agreement with any taxation authority which could have a Material Adverse Effect.

  3.17 Intellectual Property.

(a) Parent and its subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, sell and license all trademarks, tradenames, service marks, copyrights and any applications therefor necessary to, used in or required for their respective businesses as currently conducted (the "PARENT INTELLECTUAL PROPERTY RIGHTS"), the absence of which would be reasonably likely to have a Material Adverse Effect on Parent.

(b) Parent is not, nor will it be as a result of the execution and delivery of this Agreement or the Ancillary Documents or the performance of its obligations hereunder or thereunder, in violation in any material respect of any license, sublicense or agreement of which Parent or any of Parent's subsidiaries is a party. The execution and delivery of this Agreement and the Ancillary Documents or the performance of its obligations hereunder or thereunder will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any material Parent Intellectual Property Right, or impair the ability of Parent or its subsidiaries to use, sell or license any Parent Intellectual Property Right or portion thereof. Except as set forth in Schedule 3.17 of the Parent Disclosure Schedule, no claims with respect to Parent Intellectual Property Rights are currently pending, or, to the knowledge of Parent, are threatened by any person, nor, to the knowledge of the Parent, are there any valid grounds for any such claims
(i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by Parent infringes on any copyright, patent, trademark, service mark or trade secret;
(ii) against the use by Parent of any trademarks, trade names, trade secrets, copyrights used in Parent's business as currently conducted by Parent; (iii) challenging the ownership, validity or effectiveness of any of Parent Intellectual Property Rights or (iv) to the knowledge of Parent, against the use by Parent of any patents. All registered trademarks, maskworks and copyrights are valid and subsisting. Except as set forth in Schedule 3.17 of the Parent Disclosure Schedule, to the knowledge of Parent, all patents held by Parent are valid and subsisting. Except as set forth in Schedule 3.17 of the Parent Disclosure Schedule, to Parent's knowledge, there is no material unauthorized use, infringement or misappropriation of any of Parent Intellectual Property Right by any third party, including any employee or former employee of Parent or any of its subsidiaries. Except as set forth in
Schedule 3.17 of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries (i) has been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim or infringement of trade secrets, any patents, trademarks, service marks, maskworks or copyrights and which has not been finally terminated prior to August 20, 1998, or been informed or notified by any third party that Parent may be engaged in such infringement, or (ii) has knowledge of any infringement liability with respect to, or infringement by, Parent or any of its subsidiaries of any trade secret, patent, trademark, service mark, maskwork or copyright of another.

(c) Each employee and consultant of Parent has executed a confidentiality and invention agreement substantially in the respective forms previously delivered to the Company.

(d) Parent has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Parent Intellectual Property Rights (other than those which, by operation of law, have been disclosed or made public).

  3.18 Insurance. To Parent's knowledge, except as is set forth in Schedule
3.18 of the Parent Disclosure Schedule, there is no material claim by Parent or any of its subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable on or prior to the date hereof under all such policies and bonds have been paid and Parent and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Parent has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

  3.19 Vote Required. The affirmative vote of the holders of a majority of the shares present and entitled to vote at a stockholder meeting duly convened for the purpose of considering the Parent Stock Issuance is the only vote of the holders of any class or series of Parent's capital stock necessary to approve the Transactions in accordance with the Delaware General Corporation Law, the Certificate of Incorporation of Parent and the By-Laws of Parent.

                                  ARTICLE IV

                 Conduct of Business Pending the Amalgamation

  4.1 Conduct of Business by the Company Pending the Amalgamation. During the period from the date of the Original Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, and except as set forth in Schedule 4.1 of the Company Disclosure Schedule, the Company covenants and agrees, unless Dutchco shall otherwise agree in writing, to conduct its business and cause the businesses of its subsidiaries to be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business or in accordance with the provisions of this Agreement and in a manner consistent with past practice; and the Company shall use commercially reasonable efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries, to take all commercially reasonable action necessary to prevent the loss, cancellation, abandonment, forfeiture or expiration of any Company Intellectual Property and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations, except in each case where the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that the provisions of this Section 4.1 shall not prevent the Company from taking action to cause the Exchangeable Shares, the Class B Shares, Class E Shares and Class F Shares to be listed, posted or quoted for trading on the Nasdaq National Market and/or a prescribed Canadian stock exchange. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any of its subsidiaries shall, during the period from the date of the Original Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or agree to do, any of the following without the prior written consent of Dutchco, which shall not be unreasonably withheld:

(a) amend or otherwise change the Company's Articles of Incorporation or By-
Laws;

(b) except as disclosed in Schedule 4.1(b) of the Company Disclosure Schedule, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of any class of the Company's share capital, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of the Company's share capital, or any other ownership interest (including, without limitation, any phantom interest) of the Company, any of its subsidiaries or affiliates (except for the issuance of Company Common Shares issuable pursuant to employee stock options under the Company Stock Option Plans

(as defined in Section 5.5), pursuant to rights to purchase such shares under the Company Stock Purchase Plan (as defined in Section 5.6), which options or rights, as the case may be, are outstanding on the date hereof) or as permitted under Section 4.2;

(c) except as set forth in Schedule 4.1(c) of the Company Disclosure Schedule, sell, pledge, dispose of or encumber any material assets of the Company or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice and (ii) dispositions of obsolete or worthless assets);

(d) amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or restricted stock granted under the Employee Plans (including the Company Stock Option Plans) or authorize cash payments in exchange for any options granted under any of such plans except with regard to options set forth in Schedule 4.1(d) of the Company Disclosure Schedule;

(e) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of the Company may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, or propose to do any of the foregoing;

(f) except as set forth in Schedule 4.1(f) of the Company Disclosure Schedule, sell, transfer, license, sublicense or otherwise dispose of any Company Intellectual Property, or amend or modify any existing agreements with respect to any Company Intellectual Property or Third Party Intellectual Property Rights, other than nonexclusive object and source code licenses in the ordinary course of business consistent with past practice or industry standards for such licensing or distribution;

(g) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or otherwise acquire any material amount of assets; (ii) incur any material indebtedness for borrowed money or issue any debt securities or assume, guarantee (other than guarantees of bank debt of the Company's subsidiaries entered into in the ordinary course of business), endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business consistent with past practice; (iii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of US $6,000,000 for the Company and its subsidiaries taken as a whole; or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.1(g);

(h) except as set forth in Schedule 4.1(h) of the Company Disclosure Schedule, increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of officers or employees of the Company or its subsidiaries in accordance with past practices, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its subsidiaries, or establish, adopt, enter into or amend any Employee Plan, except as may be required by applicable law;

(i) take any action to change material Tax or accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, capitalization of software development costs, payments of accounts payable and collection of accounts receivable) other than as may be required by law or US GAAP;

(j) make any material Tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations except to the extent the amount of any such settlement has been reserved for on the Company Balance Sheet;

(k) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements or incurred in the ordinary course of business and consistent with past practice;

(l) except as may be required by law and except as disclosed on Schedule 4.1(l) of the Company Disclosure Schedule, take any action to terminate or amend any of its Employee Plans;

(m) modify, amend or terminate any Covered Agreement (as defined in Section 2.5(b)), other than in the ordinary course of business consistent with past practice;

(n) take or allow to be taken or fail to take any act or omission which would jeopardize the treatment of the Transactions as a pooling-of-interests for accounting purposes under US GAAP; or

(o) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (n) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect or prevent the Company from performing or cause the Company not to perform its covenants hereunder or result in any of the conditions to the Transactions set forth herein not being satisfied.

  4.2 No Solicitation.

(a) From and after the date of the Original Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VII hereof, the Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, take any action to initiate, solicit or encourage (including by way of furnishing any person any non-public information, except as permitted in Section 4.2(e)) or, subject to the terms of the immediately following sentence, participate in any discussions or negotiations with any persons who are considering or who have made any inquiries or proposals regarding any merger, amalgamation, take-over bid, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company or any subsidiaries of the Company (any of the foregoing inquiries or proposals being referred to herein as an "ACQUISITION PROPOSAL"). Notwithstanding anything to the contrary contained in this Section 4.2(a) or in any other provision of this Agreement, the Company may, to the extent the Board of Directors of the Company determines, in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph (d), below, furnish information to any person, entity or group after such person, entity or group has delivered to the Company, an unsolicited bona fide Acquisition Proposal which the Board of Directors of the Company in its good faith reasonable judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable to the shareholders of the Company than the transactions contemplated by this Agreement (a "SUPERIOR PROPOSAL"). In addition, notwithstanding any other provision of this Agreement, in connection with a possible Acquisition Proposal, the Company may refer any third party to this Section 4.2 or make a copy of this Section 4.2 available to a third party. In the event the Company receives a Superior Proposal, nothing contained in this Agreement (but subject to the terms of this Section 4.2) will prevent the Board of Directors of the Company from accepting, approving or recommending such Superior Proposal to its shareholders, if the Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, the Board of Directors of the Company may withdraw, modify or refrain from making its recommendation set forth in Section 5.1(a), and, to the extent it does so, the Company may refrain from soliciting proxies and taking such other action necessary to secure the vote of its shareholders as may be required by Section 5.2; provided, however, that the Company shall not accept, approve or recommend to its shareholders, or enter into any agreement concerning, a Superior Proposal for a period of not less than three business days after Parent's receipt of a copy of the Superior Proposal (or a reasonably detailed written description of the significant terms and conditions thereof, if such proposal is not in writing).

(b) Notwithstanding Section 4.2(a) above, nothing contained in this Agreement shall prohibit the Company from complying with Rules 14d-9 and 14e-2 under the Exchange Act; provided, however, that, in complying with Rules 14d-9 and 14e-2, the Company will not make or authorize any recommendation of any Acquisition Proposal unless such proposal constitutes a Superior Proposal.

(c) The Company shall immediately (and no later than 24 hours) notify Parent and Dutchco after receipt of any written Acquisition Proposal or any request for non-public information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent and Dutchco shall be made orally and in writing and shall indicate in reasonable detail the terms and conditions of such proposal, inquiry or contact.

(d) If the Board of Directors of the Company receives a request for material nonpublic information by a party who makes a bona fide Acquisition Proposal and the Board of Directors of the Company determines that such proposal is a Superior Proposal, then, and only in such case, the Company may, subject to the execution of a confidentiality agreement substantially similar to that then in effect between the Company and Parent, provide such party with access to information regarding the Company, which access shall be no more extensive than that provided to Parent.

(e) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than Parent, Dutchco and Amalgamation Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from any confidentiality or standstill agreement with respect to any of the foregoing to which the Company is a party.

(f) The Company shall ensure that the officers, directors, employees and agents of the Company and its subsidiaries and any investment bankers or other agents, advisors or representatives retained by the Company are aware of the restrictions described in this Section, and shall be responsible for any breach of this Section 4.2 by such bankers, officers, directors, employees, agents, advisors or representatives.

  4.3 Covenants of Parent. During the period from the date of the Original Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent agrees as to itself and its material subsidiaries (except to the extent that the Company shall otherwise consent in writing, which consent shall not unreasonably be withheld), to carry on its and such subsidiaries' business in the ordinary course, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes and to pay or perform other obligations when due, except to the extent failure to do any of the foregoing would not have a Material Adverse Effect.

                                   ARTICLE V

                             Additional Agreements

  5.1 Joint Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, Parent and Company shall prepare and file with the SEC a preliminary proxy statement which shall constitute the Joint Proxy Statement/Prospectus, together with any other documents required by the Securities Act or the Exchange Act, in connection with the Transactions. The Joint Proxy Statement/Prospectus shall constitute
(i) the proxy statement of the Company with respect to the Company Shareholders' Meeting, (ii) the proxy statement of Parent with respect to the Parent Stockholders' Meeting and, (iii) the prospectus to be contained in the Form S-4 with respect to the issuance by (A) Dutchco of the Parent Common Shares and (B) the Continuing Corporation of the Exchangeable Shares, Units and Class B Shares in connection with the Transactions. As promptly as practicable after comments (if any) are received from the SEC thereon and after the furnishing by Parent and the Company of all information required to be contained therein, Parent and Company shall cause the Joint Proxy Statement/Prospectus to be mailed to each of the Company's Shareholders and each of Parent's Stockholders. The Joint Proxy Statement/Prospectus shall (i) include the unanimous recommendation of the non-interested Board of Directors of the Company in favor of the Transactions, except that the Board of Directors of the Company may withdraw, modify or refrain from making such recommendation to the extent that the Board determines, in good faith, after consultation with outside legal counsel, that compliance with the Board's fiduciary duties under applicable law would require it to do so, and (ii) the unanimous recommendation of the Board of Directors of Parent in favor of the Parent Stock Issuance, except that the Board of Directors of Parent may withdraw, modify or refrain from making such recommendation to the extent that the Board determines, in good faith, after consultation with outside legal counsel, that compliance with the Board's fiduciary duties under applicable law would require it to do so. Parent shall file a registration statement on Form S-3 (the "FORM S-3") in order to register the Parent Common Shares to be issued from time to time after the Effective Time upon exchange of the Exchangeable Shares and shall use its reasonable best efforts to maintain the effectiveness of such registration for such period as such Exchangeable Shares remain outstanding, and Parent and the Company shall use all reasonable efforts to cause the Form S-3 to become effective prior to the Effective Time. Notwithstanding anything herein to the contrary, Parent shall be under no obligation to file the Form S-3 if it shall have determined on the advice of its counsel that the shares of Parent Common Stock to be issued upon exchange of the Exchangeable Shares after the Effective Time will be exempt from the registration requirements of Section 5 of the Securities Act by virtue of Section 3(a)(9) thereof.

  5.2 Shareholders' Meetings. The Company shall take all commercially reasonable action necessary in accordance with applicable law, its Articles of Incorporation and By-Laws to hold the Company Shareholders' Meeting as soon as practicable (but in no event more than 40 days) after the date on which the Form S-4 becomes effective. Parent will take all commercially reasonable action necessary in accordance with the Delaware General Corporation Law and its Certificate of Incorporation and By-Laws to convene the Parent Stockholders' Meeting to be held as soon as practicable (but in no event more than 40 days) after the date on which the Form S-4 becomes effective. Parent will consult with Company and will use its commercially reasonable efforts to hold the Parent Shareholders' Meeting on the same day as the Company Stockholders' Meeting. Subject to the terms of this Agreement, each of Parent and the Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the transactions contemplated hereby and the approval of the Parent Stock Issuance, as the case may be, and will take all other action necessary or advisable to secure the vote or consent of their respective stockholders required by the rules of the National Association of Securities Dealers, Inc. and applicable law to obtain such approvals.

  5.3 Access to Information; Confidentiality. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject, the Company, Parent and Dutchco shall each (and shall cause each of their subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company and Parent each shall (and shall cause each of their subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either party may reasonably request. Each party shall keep such information confidential in accordance with the terms of the existing confidentiality agreement dated July 10, 1998 (the "CONFIDENTIALITY AGREEMENT") between Parent and the Company.

  5.4 Consents; Approvals. The Company, Parent and Dutchco shall each use best efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States, Canadian federal and provincial and foreign governmental and regulatory rulings and approvals), and the Company and Parent shall promptly make all filings (including, without limitation, all filings with United States, Canadian federal and provincial and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement and the Ancillary Documents by the Company and each member of the Parent Group (to the extent they are parties thereto) and the consummation by them of the transactions contemplated hereby and thereby. The Company and Parent (with respect to themselves and their respective subsidiaries) shall furnish all information required to be included in the Joint Proxy Statement and the Form S-4, or for any application or other filing to be made pursuant to the rules and regulations of any United States, Canadian federal or provincial or foreign governmental body in connection with the Transactions.

  5.5 Stock Options; Employee Benefits; Retention of Employees.

(a) At the Effective Time, the Company's obligations with respect to each outstanding option to purchase Company Common Shares (each a "COMPANY OPTION") under the Company's Amended and Restated 1994 Restricted Stock and Stock Option Plan, 1995 Non-Employee Director Stock Option Plan, 1995 Employee Stock Purchase Plan and 1997 Special Limited Non-Employee Director Stock Plan and outside of any such formal plan (individually, a "COMPANY STOCK OPTION PLAN," and, collectively, the "COMPANY STOCK OPTION PLANS"), whether vested or unvested, will be assumed by Parent and, on such assumption, the rights to acquire Company Common Shares under the Company Stock Option Plans shall be exchanged for rights to acquire Parent Common Shares under such plans. Each Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Option Plan and agreement pursuant to which such Company Option was issued as in effect immediately prior to the Effective Time, except that (i) such Company Option will be deemed to constitute an option to purchase that number of Parent Common Shares equal to the product of the number of Company Common Shares that the holder of such option would have been entitled to receive had such holder exercised such options immediately prior to the Effective Time (not taking into account whether such option was in fact exercisable) multiplied by the Exchange Ratio, rounded down to the nearest whole number of Parent Common Shares, and (ii) the per share exercise price for the Parent Common Shares issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per Company Common Shares at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent.

(b) It is the intention of the parties that the Company Options assumed by Parent qualify following the Effective Time as incentive stock options as defined in the Code ("ISOS"), to the extent the Company Options qualified as ISOs prior to the Effective Time.

(c) The Company shall ensure that any required consents of holders of such options or rights to such assumptions are obtained prior to the Effective Time.

(d) As soon as practicable after the Effective Time, Parent shall deliver to each holder of an outstanding Company Option, an appropriate notice setting forth such holder's rights pursuant thereto and such Company Option shall continue in effect on the same terms and conditions (including further anti-dilution provisions, and subject to the adjustments required by this Section
5.5 after giving effect to the Transactions). Parent shall comply with the terms of all such Company Options. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Common Shares for delivery pursuant to the terms set forth in this Section 5.5.

(e) As of the Effective Time, the employees of the Company (the "COMPANY EMPLOYEES") shall be entitled (to the extent permitted by applicable law and subject to the provisions of this Agreement) to participate in each of Parent's employee benefit and incentive compensation and perquisite plans and arrangements (the "PARENT EMPLOYEE PLANS") in which similarly situated employees of Parent participate, to the same extent as similarly situated employees of Parent. For purposes of determining eligibility to participate in the Parent Employee Plans, eligibility to participate in the Parent Employee Plans, eligibility for benefit forms and subsidies and the vesting of benefits under such plans (including, but not limited to, any severance, 401(k), vacation and sick pay plan) and for purposes of accrual of benefits under any severance, sick leave, vacation and other similar Parent Employee Benefit Plans (except with respect to Parent's sabbatical program), Parent shall give effect to years of service (and for purposes of qualified and nonqualified pension plans, prior earnings) with the Company or its subsidiaries, as the case may be, as if they were employees of the Parent. Such service shall also be given effect for purposes of satisfying any waiting period, evidence of insurability requirements, or the application of any preexisting condition limitation. The Company Employees shall be given credit for amounts paid under a corresponding Company Employee Plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Employee Plan. With regard to any employees who are redeployed as a result of the transactions contemplated hereby, such redeployment shall be made in accordance with the Redeployment Schedule attached at Schedule 5.6(f) of the Parent Disclosure Schedule, subject to any general changes in the policies of Parent.

(f) Parent shall assume and honor the obligations of the Company and its subsidiaries under all employment, severance, consulting and other compensation contracts, commitments or agreements disclosed in the Company Disclosure Schedule, each as amended to the date hereof or as contemplated hereby. Parent hereby acknowledges that the Transactions will constitute a "Change in Control" for purposes of all of the Company Employee Plans.

(g) The Company will use its best efforts to assist Parent in identifying and ensuring the retention by Parent and/or the Continuing Corporation of those technical and non-technical employees who are necessary to carrying out the operations of the Company as presently conducted and proposed to be conducted. The parties acknowledge and agree, consistent with the provisions of this Agreement, that the failure of Parent and/or the Continuing Corporation to retain such employees despite the Company's best efforts shall not entitle Parent to terminate this Agreement.

  5.6 Company Employee Stock Purchase Plan.

(a) At the Effective Time, each outstanding purchase right (each an "ASSUMED PURCHASE RIGHT" and, collectively, the "ASSUMED PURCHASE RIGHTS") under the Company's 1995 Employee Stock Purchase Plan (the
"COMPANY STOCK PURCHASE PLAN") shall be deemed to constitute a purchase right to acquire, on the same terms and conditions as were applicable under the Company Stock Purchase Plan immediately prior to the Effective Time, a number of Parent Common Shares determined as provided in the Company Stock Purchase Plan, except that the per share purchase price of such Parent Common Shares under each such Assumed Purchase Right will be the lower of (i) the quotient determined by dividing (x) 85% of the closing price of a Discreet Common Share as reported on the Nasdaq National Market on the first day of the offering period in effect as of the Effective Time (the "CURRENT OFFERING PERIOD") by
(y) the Exchange Ratio and (ii) 85% of the closing price of a share of Autodesk Common Stock as reported on the Nasdaq National Market on the last day of the Current Offering Period. As soon as practicable after consummation of the Transactions, Autodesk shall deliver to the participants in the Company Stock Purchase Plan appropriate notice setting forth such participants' rights pursuant thereto and that the Assumed Purchase Rights shall continue in effect on the terms and conditions provided in this Section 5.6.

(b) Parent shall file and cause to become effective not later than the Effective Time a registration statement under the Securities Act with respect to the assumption by Parent of the Company Options referred to in Section 5.5 and the Assumed Purchase Rights referred to in this Section 5.6 and with respect to the issuance of Parent Common Shares upon exercise of those Company Options and Assumed Purchase Rights and to keep such registration statement effective throughout the term of such Company Options and Assumed Purchase Rights.

(c) Employees of the Company as of the Effective Time shall be permitted to participate in Parent's Employee Stock Purchase Plan commencing on the first enrollment date following the Effective Time, subject to compliance with the eligibility provisions of such plan (with employees receiving credit, for purposes of such eligibility provisions, for service with the Company).

  5.7 Agreements of Affiliates. The Company shall promptly deliver to Parent a letter (the "AFFILIATE LETTER") identifying all persons who are, or may be deemed to be, at the time of the Company Stockholders' Meeting, "AFFILIATES" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its best efforts to cause each person who is identified as an "AFFILIATE" in the Affiliate Letter to deliver to Parent, and Parent shall use its best efforts to receive from its own affiliates, as promptly as practicable, but in no event later than the date on which the Joint Proxy Statement/Prospectus is mailed to stockholders, a written agreement (an "AFFILIATE AGREEMENT") in substantially the form of Exhibit B-1 hereto (in the case of affiliates of Parent) and Exhibit B-2 hereto (in the case of affiliates of the Company).

  5.8 Voting Agreements. Concurrently with the date upon which the Joint Proxy Statement/Prospectus is mailed to the holders of Company Common Shares and Parent Common Shares, all executive officers and certain directors of both the Company and Parent shall each execute and deliver a Voting Agreement in substantially the form of Exhibit C-1 hereto (in the case of officers and directors of Parent) and Exhibit C-2 hereto (in the case of officers and directors of the Company), and all such agreements shall be in full force and effect.

  5.9 Indemnification and Insurance.

(a) From and after the Effective Time, (i) the Continuing Corporation and Parent will fulfill and honor in all respects the obligations of the Company and its subsidiaries pursuant to the indemnification provisions in the Company's Articles of Incorporation and By-Laws existing as in effect on the date hereof with respect to the

Company's directors and officers (including without limitation advancement of legal and other expenses to the extent provided for in such Articles of Incorporation and By-Laws), and (ii) in the event any of the Company's directors or officers is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter relating to this Agreement or the Amalgamation Agreement or the transactions contemplated hereby or thereby occurring on or prior to the Effective Time, Parent shall, or shall cause the Continuing Corporation to, pay as incurred such reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, subject to an undertaking to repay such amounts as required by applicable law.

(b) From and after the Effective Time, the Continuing Corporation and Parent shall, to the fullest extent permitted under applicable law or under the Continuing Corporation's and Parent's, as the case may be, By-Laws, indemnify and hold harmless, each present director, officer, employee, fiduciary and agent of the Company or any of its subsidiaries (collectively, the "INDEMNIFIED PARTIES") against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement and the Amalgamation Agreement), and to pay as incurred such legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, subject to an undertaking to repay such amounts as required by applicable law. The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict of interest between the positions of any two or more Indemnified Parties. Any counsel retained by the Indemnified Parties shall be reasonably satisfactory to Parent and Parent shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

(c) The provisions of this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and may not be amended, altered or repealed without the prior written consent of the affected Indemnified Party.

(d) For a period of five years after the Effective Time, Parent and Dutchco will, or will cause the Continuing Corporation to, provide officers' and directors' liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such person currently covered by the Company's officers' and directors' liability insurance policy on terms substantially similar to those of such policy in effect on the date hereof.

  5.10 Notification of Certain Matters. The Company shall give prompt notice to Parent and Dutchco, and Parent and Dutchco shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause, or does cause, any representation or warranty contained in this Agreement to be untrue or inaccurate or (ii) any failure of the Company, or any member of the Parent Group as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; provided further that failure to provide such notice shall not be treated as a breach for purposes of
Section 7.1(g) unless failure to give such notice results in material prejudice to Parent.

  5.11 Further Action. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Amalgamation Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. Each member of the Parent Group and the Company shall use its best efforts to cause the Transactions to fail to qualify, will take any actions (that do not materially adversely affect such party) to cause the Transactions to fail to qualify, and will not (both before and after consummation of the Transactions) take any actions which cause such Transactions to qualify, as a reorganization under the provisions of Section 368 of the Code or a transaction described in Section 351 of the Code.

  5.12 Public Announcements. Parent (on behalf of each member of the Parent Group) and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Transactions or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law, the National Association of Securities Dealers, Inc. or the Nasdaq National Market or any other regulatory body to which such party is subject if it has used all reasonable efforts to consult with the other party as to the timing and content of such release or statement.

  5.13 Listing of Parent Common Shares. Parent shall cause the shares of Parent Common Stock to be issued in connection with the Transactions (including shares of Parent Common Stock delivered by Dutchco as a result of rights attaching to the Exchangeable Shares) to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time.

  5.14 Conveyance Taxes. Parent, Dutchco and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees, and any similar Taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.

  5.15 Pooling Letters.

(a) The Company shall use its best efforts to cause to be delivered to Parent a letter of Arthur Andersen & Cie, addressed to the Company, dated as of a date within two business days prior to the Effective Time, setting forth that the Company will qualify as a combining company in a pooling-of-interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations (the "ARTHUR ANDERSEN POOLING LETTER").

(b) Parent shall use its best efforts to cause to be delivered to the Company a letter of Ernst & Young LLP, addressed to Parent, dated as of a date within two business days prior to the Effective Time, setting forth the concurrence of Ernst & Young LLP with the conclusion of Parent's management that the Transactions will qualify as a pooling-of-interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations if consummated in accordance with the terms of this Agreement and the Ancillary Documents (the "ERNST & YOUNG POOLING LETTER").

  5.16 Pooling Accounting Treatment. Each of Parent and the Company agrees not to take any action that would adversely affect the ability of Parent to treat the Transactions as a pooling of interests under US GAAP.

  5.17 Ancillary Documents/Reservation of Shares.

(a) Provided all other conditions of this Agreement have been satisfied or waived, the Company, Giants Quebec and Amalgamation Sub shall, as promptly as practicable thereafter, jointly file Articles to give effect to the Amalgamation, such Articles to contain share conditions for the Continuing Corporation substantially in the form of those contained in Appendix A to the Amalgamation Agreement.

(b) Immediately after the Effective Time:

      (i) Parent, Dutchco and the Continuing Corporation shall execute and deliver a Support Agreement between Parent, Dutchco and the Continuing Corporation containing the terms and conditions set forth in Exhibit D hereto (the "SUPPORT AGREEMENT"), together with such other terms and conditions as may be agreed to by the parties hereto acting reasonably;

      (ii) Parent, Dutchco, the Continuing Corporation and a Canadian trust company to be selected by Parent shall execute and deliver a Voting and Exchange Trust Agreement containing the terms and conditions set forth in Exhibit E hereto (the "VOTING AND EXCHANGE TRUST AGREEMENT"), together with such other terms and conditions as may be agreed to by the parties hereto acting reasonably; and

      (iii) Parent shall file with the Secretary of State of the State of Delaware a Certificate of Designation which shall be in substantially the form set forth in Exhibit F hereto.

  On and after the Effective Time, Parent and Dutchco shall duly and timely perform all of their respective obligations expressed in this Agreement, the Support Agreement and the Voting and Exchange Trust Agreement and the Amalgamation Agreement, subject to the respective terms thereof. The Amalgamation Agreement and the other documents referred to in this Section 5.17(b) are referred to herein as the "ANCILLARY DOCUMENTS."

(c) On or prior to the Effective Time, Parent will reserve for issuance such number of Parent Common Shares as shall be necessary to give effect to the exchanges, conversions and assumptions of options contemplated hereby. On or prior to the Effective Time, Parent and Dutchco shall enter into a stock purchase agreement pursuant to which Dutchco will purchase from Parent the Parent Common Shares to be delivered pursuant hereto and in connection with the Transactions to holders of Company Common Shares at the Effective Time or immediately thereafter and from time to time thereafter upon exercise of the Exchangeable Shares.

  5.18 Listing of Class B Shares, Class E Shares and Class F Shares. Unless otherwise agreed to by the parties, the Company, Dutchco and Parent shall cause the Class B Shares, Class E Shares and Class F Shares to be approved for listing on The Winnipeg Stock Exchange or any other prescribed stock exchange for the purposes of Section 115 of the Income Tax Act (Canada), effective as of the time such Class B Shares, Class E Shares, Class F Shares are issued pursuant to the Transactions.

  5.19 Tax Elections.

(a) The Company understands that there may be elections under Sections 338(a) and (g) of the Code for the Company and/or the Continuing Corporation.

(b) Eligible holders of Class B Shares who receive Exchangeable Shares on the redemption of their Class B Shares shall be entitled to make an income tax election pursuant to section 85 of the Income Tax Act (Canada) (and the analogous provision of provincial income tax law) with respect to the transfer of their Class B Shares to the Continuing Corporation by providing two signed copies of the necessary election forms to the Continuing Corporation within ninety (90) days following the Effective Time, duly completed with the details of the number of shares transferred and the applicable agreed amounts for the purposes of such elections. Thereafter, subject to the election forms complying with the provisions of the Income Tax Act (Canada) (or applicable provincial income tax law), the Parent and/or Dutchco will cause the forms to be signed by the Continuing Corporation and returned to such holders of Class B Shares (within 60 days after the receipt thereof) for filing with Revenue Canada, Customs, Excise and Taxation (or the applicable provincial taxing authority). With the exception of execution or causing execution of the election by the Continuing Corporation, compliance with the requirements for a valid election shall be the sole responsibility of the holder making the election. For purposes of this provision an eligible holder is a holder who is a Canadian resident for purposes of the Income Tax Act (Canada) other than a person who is exempt from tax under the Income Tax Act (Canada) or which is a partnership that owns such shares if one or more of its members would be entitled to make such election if such member held such shares directly.

  5.20 Board Candidate. Provided that a qualified person having relevant expertise in the area of the Company's core business groups is identified by Parent, Parent shall recommend such person to the Nominating Committee of Parent's Board of Directors.

  5.21 Issuance of Class D Shares. Immediately following the Transactions, Parent and Dutchco shall cause the Continuing Corporation to issue the Class D Shares (as defined in the Amalgamation Agreement) solely in exchange for services.

                                  ARTICLE VI

                        Conditions To The Transactions

  6.1 Conditions to Obligation of Each Party to Effect the Transactions. The respective obligations of each party to effect the Transactions shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Effectiveness of the Registration Statements. The Form S-4 shall have been declared effective by the SEC under the Securities Act and shall cover the Parent Common Shares, Exchangeable Shares, Units and Class B Shares issued at or immediately after the Effective Time. The Form S-3 shall have been declared effective by the SEC under the Securities Act and shall cover the Parent Common Shares to be issued upon the exchange of Exchangeable Shares, if no exemption from registration under the Securities Act is available for such shares. No stop order suspending the effectiveness of the Form S-4 or Form S-3, if any, shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Joint Proxy Statement/Prospectus shall have been initiated or threatened by the SEC or any provincial securities regulatory authority in Canada;

(b) Shareholder Approval. This Agreement and the Amalgamation shall have been approved and adopted by the affirmative requisite vote of the shareholders of the Company, and the Parent Stock Issuance shall have been approved and adopted by the affirmative requisite vote of the stockholders of Parent;

(c) HSR Act. The waiting period applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated;

(d) QSC, Etc. The Company, Parent and Dutchco each shall have filed all notices and information (if any) required under (i) the Investment Canada Act (Canada) and shall have received a notice (if required) from the responsible Minister under the Investment Canada Act (Canada) that he is satisfied or deemed to be satisfied that the transactions contemplated by this Agreement and the Ancillary Documents are likely to be of net benefit to Canada, and
(ii) Part IX of the Competition Act (Canada) and the applicable waiting period shall have expired. Parent and Company shall have obtained from the Quebec Securities Commission and other relevant securities commissions and authorities such orders or exemptions as may be required in order to permit the resale at any time by holders of Parent Common Shares received from time to time pursuant hereto on the Nasdaq National Market;

(e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "INJUNCTION") preventing the consummation of the Transactions shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Transactions, which makes the consummation of the Transactions illegal. If an injunction shall have been issued, each party agrees to use its reasonable diligent efforts to have such Injunction lifted;

(f) Nasdaq Listing. The Parent Common Shares issued or issuable in the Transactions and any additional Parent Common Shares issued as a result of the exercise of rights attaching to the Exchangeable Shares, Class B Shares and Units shall have been approved for listing, subject to notice of issuance, on the Nasdaq National Market;

(g) Tax Opinions. Parent and Dutchco and the Company shall each have received substantially identical written opinions from their counsel, Aird & Berlis and Stikeman, Elliott, respectively, in form and substance reasonably satisfactory to them, to the effect that, provided that (i) the adjusted cost base to a holder of Class B Shares that are redeemed by the Continuing Corporation for Exchangeable Shares in connection with the Transactions exceeds the aggregate of (A) the fair market value of the rights to be received by such holder under the Voting and Exchange Trust Agreement in respect of such holder's Exchangeable Shares and (B) any cash received by such holder in lieu of a fraction of an Exchangeable Share, and (ii) the holder files the appropriate elections with the relevant tax authorities within the required time such that the holder's proceeds of disposition do not exceed the adjusted cost base to the holder of such Class B Shares, such holder will not realize a capital gain or a capital loss for purposes of the Income Tax Act (Canada) on the Amalgamation or the redemption of the Class B Shares;

(h) Public Corporation. Upon the Amalgamation, the Continuing Corporation will be a "public corporation" under the Income Tax Act (Canada);

(i) Affiliate Agreements. Parent and Dutchco shall have received from each person who is identified in the Affiliate Letter as an "affiliate" of the Company an Affiliate Agreement as set forth in Section 5.7, and each such Affiliate Agreement shall be in full force and effect. The Company shall have received from each person who Parent in good faith determines is an affiliate of Parent, an Affiliate Agreement as set forth in Section 5.7, and each such Affiliate Agreement shall be in full force and effect; and

(j) Pooling Letters. Each of the Company and Parent shall have received the Arthur Andersen Pooling Letter and the Ernst & Young Pooling Letter, respectively.

  6.2 Additional Conditions to Obligations of Parent Group Members. The obligations of each member of the Parent Group to effect the Transactions are also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects on and as of the Effective Time, except (i) for changes contemplated by this Agreement, (ii) for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) or (iii) where the failure to be true and correct would not have and could not reasonably be expected to have a Material Adverse Effect on the Company, with the same force and effect as if made on and as of the Effective Time, and Parent and Dutchco shall have received a certificate to such effect signed on behalf of the Company by the President and Chief Financial Officer of the Company;

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Dutchco shall have received a certificate to such effect signed on behalf of the Company by the President and Chief Financial Officer of the Company;

(c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all material filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the Amalgamation Agreement and the consummation by it of the transactions contemplated hereby and thereby shall have been obtained and made by the Company; and

(d) Governmental Actions. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision, materially limiting or restricting Parent's conduct or operation of the business of the Company and its subsidiaries following the consummation of the Transactions shall be in effect, nor shall any investigation or other inquiry that is reasonably likely to result in any of the foregoing, nor shall any proceeding brought by an administrative agency or commission or other governmental entity, domestic or foreign, seeking the foregoing be pending or threatened.

  6.3 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Transactions is also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of the Parent Group contained in this Agreement shall be true and correct in all respects on and as of the Effective Time, except (i) for changes contemplated by this Agreement, (ii) for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) or (iii) where the failure to be true and correct would not have and could not reasonably be expected to have a Material Adverse Effect on the Company, with the same force and effect as if made on and as of the Effective Time, and the Company shall have received a certificate to such effect signed by the President and Chief Executive Officer of Parent and of Dutchco;

(b) Agreements and Covenants. Each member of the Parent Group shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and the Ancillary

Documents (to the extent they are parties thereto) to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the President and Chief Financial Officer of Parent and of Dutchco; and

(c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by any member of the Parent Group for the authorization, execution and delivery of this Agreement and the Ancillary Documents and the consummation by them of the transactions contemplated hereby and thereby shall have been obtained and made by such Parent Group member.

                                  ARTICLE VII

                                  Termination

  7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the
Company:

(a) by mutual written consent duly authorized by the Boards of Directors of Parent, Dutchco and the Company; or

(b) by either Parent, Dutchco or the Company if the Transactions shall not have been consummated by December 31, 1998 or such later date as may be agreed upon in writing by the parties hereto (the "FINAL DATE"); provided, however, that the Final Date shall be extended on a day-for-day basis (i) for each day that the SEC fails to indicate that it has no further comments with regard to the Joint Proxy Statement beginning 40 days after the filing of such document with the SEC, and (ii) for each day that any necessary waiting period under or compliance with the HSR Act is not completed beginning 45 days after the original filing of the required notice under the HSR Act by the last party to make such filing; and provided, further, that, the right to terminate this Agreement and the Amalgamation Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Transactions to be consummated on or before such date); or

(c) by either Parent, Dutchco or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions (provided, however, that no party which has not complied with its obligations under
Section 5.4 may terminate this Agreement pursuant to this Section 7.1(c)); or

(d) by either Parent, Dutchco or the Company, if, at either the Company Shareholders' Meeting or the Parent Stockholders' Meeting (including any adjournment or postponement thereof), the requisite affirmative vote of stockholders shall not have been obtained (provided, however, that no party which has not complied with its obligations under Section 5.1 or 5.2 may terminate this Agreement pursuant to this Section 7.1(d)); or

(e) by Parent or Dutchco, if (i) the Board of Directors of the Company shall withdraw, modify or change its recommendation of the Transactions referred to in Section 5.1 in a manner adverse to Parent or Dutchco or shall have resolved to do so; or (ii) the Board of Directors of the Company shall have recommended to its stockholders, or publicly announced a "NEUTRAL" position with respect to, an Acquisition Proposal (as defined in Section 4.2(a)), or shall have failed to reject as inadequate, or shall have failed to reaffirm its recommendation of this Agreement and the Transactions within ten business days after the public announcement or commencement of such Acquisition Proposal; or

(f) by the Company, if the Board of Directors of the Parent or Dutchco shall withdraw, modify or change its recommendation in favor of the Parent Stock Issuance, or shall have resolved to do so; or

(g) by (i) the Company, upon a breach of any representation, warranty, covenant or agreement on the part of any member of the Parent Group set forth in this Agreement or the Amalgamation Agreement or if any representation or warranty of the Parent Group shall have become untrue, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied, or
(ii) Parent or Dutchco, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement or if any representation or warranty of the Company shall have become untrue, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied (in either case, a "TERMINATING BREACH"), provided, however, that if such Terminating Breach is curable prior to the expiration of 30 days from its occurrence (but in no event later than December 31, 1998) by a Parent Group member or the Company, as the case may be, through the exercise of its reasonable best efforts and for so long as Parent, Dutchco and/or Amalgamation Sub or the Company, as the case may be, continues to exercise such reasonable best efforts, neither the Company nor Parent and/or Amalgamation Sub, respectively, may terminate this Agreement under this Section 7.1(g) until the earlier of December 31, 1998 or the expiration of such 30-day period without such Terminating Breach having been cured; or

(h) by either Parent, Dutchco or the Company, if the Board of Directors of the Company shall have recommended, resolved to accept, or accepted, a Superior Proposal.

  7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) as set forth in
Section 7.3 and the last sentence of Section 8.1 hereof, and (ii) nothing herein shall relieve any party from liability for any willful breach hereof.

  7.3 Fees and Expenses.

(a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Transactions are consummated.

    (b) Payments by Company to Dutchco.

      (i) If there shall have occurred any of the following events:

        (A) The Board of Directors of the Company shall have withheld, withdrawn or modified in a manner adverse to Parent its recommendation in favor of adoption and approval of this Agreement and approval of the Transactions as permitted by Section 5.1, and at or prior to the time of such action by the Company there shall not have occurred a Material Adverse Effect on Parent, and there shall have occurred a Superior Proposal which shall have been publicly disclosed and not withdrawn;

        (B) The Board of Directors of the Company shall have recommended a Superior Proposal (other than Dutchco's) to the shareholders of the Company;

        (C) The Company shall have failed to convene the Company
      Shareholder's Meeting by December 24, 1998 and there is an Acquisition Proposal outstanding at such time; or

        (D) The vote of the shareholders of Company approving and adopting this Agreement and approving the consummation of the Amalgamation shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of shareholders duly convened therefor or any adjournment thereof (a "COMPANY NEGATIVE VOTE"), and prior to such Company Negative Vote there shall have occurred an Acquisition Proposal with respect to the Company which shall have been publicly disclosed and not withdrawn;

then the Company shall pay to Dutchco (1) an amount equal to US $5,000,000 within one business day following the earlier to occur of (x) termination of this Agreement pursuant to Section 7.1(b), Section 7.1(e) or Section 7.1(h), and (y) a Company Negative Vote, plus (2) if any Acquisition Proposal is consummated within 9 months after the time for such payment under clause (1), an amount equal to US $15,000,000 less any amounts paid under the preceding clause (1) within one business day following demand therefor after such consummation.

      (ii) If no payment shall have been required pursuant to Section 7.3(b)(i) and the Board of Directors of the Company shall have withheld, withdrawn or modified in a manner adverse to Parent its recommendation in favor of adoption and approval of this Agreement and approval of the

    Transactions as permitted by Section 5.1, and at or prior to the time of such action by the Company there shall not have occurred a Material Adverse Effect on Parent and there shall not be a Superior Proposal at that time outstanding, then the Company shall pay to Dutchco US $15,000,000 following the earlier to occur of (x) termination of this Agreement pursuant to Section 7.1(e) or (y) a Company Negative Vote.

      (iii) If no payment shall have been required pursuant to clauses 7.3(b)(i) or 7.3(b)(ii) and (A) there shall be a Company Negative Vote and at or prior to the time of such Company Negative Vote, there shall not have occurred a Material Adverse Effect with respect to Parent, or
    (B) this Agreement is terminated by Dutchco pursuant to Section 7.1(g), then Company shall pay to Dutchco an amount equal to US $5,000,000 within one business day following the earlier to occur of (A) termination of this Agreement pursuant to Section 7.1(g), or (B) a Company Negative Vote.

    (c) Payments by Dutchco to the Company.

      (i) If the Board of Directors of Parent shall have withheld, withdrawn or adversely modified its recommendation in favor of the Parent Stock Issuance as permitted by Section 5.1, and at or prior to the time of such action by Parent there shall not have occurred a Material Adverse Effect on the Company, then Dutchco shall pay US $15,000,000 within one business day following the earlier of (A) termination of this Agreement pursuant to Section 7.1(f) or (B) a Parent Negative Vote (as defined below).

      (ii) If (A) the vote of the stockholders of Parent approving the Parent Stock Issuance shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders duly convened therefor or any adjournment thereof (a "PARENT NEGATIVE VOTE") and at or prior to the time of such Parent Negative Vote, there shall not have occurred a Material Adverse Effect with respect to the Company, (B) this Agreement is terminated by the Company pursuant to Section 7.1(g), or (C) Parent shall have failed to convene the Parent Stockholder's Meeting by December 24, 1998, then Dutchco shall pay to the Company an amount equal to US $5,000,000 within one business day following the earlier to occur of (A) termination of this Agreement pursuant to Section 7.1(d) or Section 7.1(g), or (B) a Parent Negative Vote.

(d) Payment of the amounts described in Section 7.3(b) and (c) above shall not be in lieu of damages incurred by a party for breach of this Agreement.

(e) Any fees or expenses incurred by Parent shall be borne by Dutchco to the extent agreed by Parent and Dutchco.

                                 ARTICLE VIII

                              General Provisions

  8.1 Effectiveness of Representations, Warranties and Agreements. Except as otherwise provided in this Section 8.1, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate upon consummation of the Transactions or upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that any agreement contemplated by this Agreement which, by its terms, does not terminate until a later date and the agreements set forth in Sections 5.5, 5.6, 5.9, the ultimate paragraph of Section 5.17(b) and Sections 5.17(c), 5.18 and 5.19 shall survive the consummation of the Transactions indefinitely and those set forth in Section 7.3 and the final sentence of Section 5.3 shall survive termination indefinitely. The Confidentiality Agreement(s) shall survive termination of this Agreement as provided therein.

  8.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, if delivered personally, three days after being sent by registered or certified mail (postage prepaid, return receipt requested), one day after dispatch by recognized overnight courier (provided delivery is confirmed by the courier), and upon transmission by telecopy, confirmed received, to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address shall be effective upon receipt) or sent by electronic transmission, with confirmation received, to the telecopy number specified below:

(a) If to Parent, Dutchco, Giants Quebec, ACI or Amalgamation Sub:

      Autodesk, Inc.
      20400 Stevens Creek Boulevard
      Cupertino, CA 95401-2217
      Fax No.: (408) 517-1886
      Attention: Marcia K. Sterling
                 Vice President Business Development, General Counsel and
               Secretary

With a copy to:

      Wilson Sonsini Goodrich & Rosati
      650 Page Mill Road
      Palo Alto, CA 94304
      Fax No.: (650) 493-6811
      Attention: Mark A. Bertelsen

      and

      Aird & Berlis
      BCE Place
      Suite 1800, Box 754
      181 Bay Street
      Toronto, Ontario M5J 2T9
      Fax No.: (416) 863-1515
      Attention: Jay A. Lefton

    (b) If to the Company:

      Discreet Logic Inc.
      10 Duke Street
      Montreal, Quebec Canada H3C 2L7
      Fax No.: (514) 393-3996
      Attention: Francois Plamondon
                  Executive Vice President, Chief Financial Officer, Treasurer and Secretary

    With a copy to:

      Testa, Hurwitz & Thibeault, LLP
      High Street Tower
      125 High Street
      Boston, MA 02110
      Fax No.: (617) 248-7100
      Attention: Mark J. Macenka

    and to:

      Stikeman, Elliott
      1155 Rene Levesque Boulevard West
      Suite 4000
      Montreal, Quebec H3B 3V2
      Fax No.: (514) 397-3222
      Attention: Christine Desaulniers

  8.3 Certain Definitions. For purposes of this Agreement, the term:

    (a) "AFFILIATES" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person; including, without limitation, any partnership or joint venture in which the Company (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 10 percent or more;

    (b) "BUSINESS DAY" means any day other than a Saturday, Sunday or a day when banks are not open for business in either of San Francisco, California and Montreal, Quebec;

    (c) "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

    (d) "PERSON" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

    (e) "SUBSIDIARY" or "SUBSIDIARIES" of the Company, the Continuing Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Continuing Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

  8.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Transactions by the shareholders of the Company, no amendment may be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

  8.5 Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

  8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

  8.8 Entire Agreement. This Agreement, together with the Amalgamation Agreement and the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Amalgamation Agreement and the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

  8.9 Assignment; Amalgamation Sub/Dutchco.

(a) This Agreement shall not be assigned by operation of law or otherwise, except that any member of the Parent Group may assign all or any of its respective rights hereunder to any subsidiary of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder. The Company agrees that prior to the Effective Time, it may amend the Amalgamation Agreement to provide for the amalgamation of one or more of Parent's Canadian subsidiaries with the Company; provided, however, that, such amalgamation does not, in any respect adversely affect the ability of the parties to complete the transaction contemplated hereby or, affect the economic terms of the transactions contemplated hereby to the holders of the Company Common Shares, including, without limitation, the tax treatment to holders who elect to receive Exchangeable Shares.

(b) Parent undertakes to the Company that Parent shall cause Dutchco to perform in a due and timely manner all of its obligations hereunder and to be performed by it under the Ancillary Documents and in connection with the implementation of the Transactions and that Parent shall cause Dutchco to refrain from taking or omitting to take any action which would have an adverse economic effect on the implementation of the Transactions as contemplated herein.

  8.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.8 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties).

  8.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

  8.12 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS EXECUTED AND FULLY PERFORMED WITHIN THE STATE OF CALIFORNIA, EXCEPT TO THE EXTENT MANDATORILY GOVERNED BY QUEBEC LAW.

  8.13 Choice of Language. The parties hereto confirm that it is their wish that this Agreement, as well as all other documents related hereto, including legal notices, have been and shall be drawn up in the English language only. Les parties si-dessous confirment leur desir que cet accord ainsi que tous les documents, y compris tous avis qui s'y rattachent, soient rediges en langue Anglaise.

  8.14 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

  8.15 Guarantee. Parent and Dutchco hereby unconditionally and irrevocably guarantee the full and punctual performance of the Continuing Corporation's obligations hereunder and pursuant to the Amalgamation Agreement.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

  In Witness Whereof, Parent, Dutchco, Amalgamation Sub, Giants Quebec, ACI and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          "Parent"

                                          Autodesk, Inc.

                                             /s/ Carol A. Bartz
                                          By:__________________________________
                                            Carol A. Bartz
                                            Chief Executive Officer

                                          "Dutchco"

                                          Autodesk Development B.V.

                                             /s/ Michael E. Sutton
                                          By:__________________________________
                                            Michael E. Sutton
                                            Directeur

                                          "Amalgamation Sub"

                                          9066-9771 Quebec Inc.

                                             /s/ Marcia K. Sterling
                                          By:__________________________________
                                            Marcia K. Sterling
                                            Secretary

                                          "ACI"

                                          Autodesk Canada Inc.

                                             /s/ Carol A. Bartz
                                          By:__________________________________
                                            Carol A. Bartz
                                            President

                                          "Giants Quebec"

                                          9066-9854 Quebec Inc.

                                             /s/ Marcia K. Sterling
                                          By:__________________________________
                                            Marcia K. Sterling
                                            Secretary

                                          "Company"

                                          Discreet Logic Inc.

                                             /s/ Francois Plamondon
                                          By:__________________________________
                                            Francois Plamondon
                                            Executive Vice President and
                                            Chief Financial Officer